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                                                                       EXHIBIT 1

                           [MAGNA INTERNATIONAL LOGO]

                            MAGNA INTERNATIONAL INC.



                             ANNUAL INFORMATION FORM





                                  MAY 17, 2004


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                            MAGNA INTERNATIONAL INC.

                             ANNUAL INFORMATION FORM

                                TABLE OF CONTENTS

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                                                                            PAGE
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
FORWARD-LOOKING STATEMENTS                                                     2
ITEM 1.   CORPORATE STRUCTURE                                                  3
ITEM 2.   GENERAL DEVELOPMENT OF THE BUSINESS                                  3
            OVERVIEW                                                           3
            RECENT TRENDS IN THE AUTOMOTIVE INDUSTRY                           5
            OUR BUSINESS STRATEGY                                              8
            OPERATING STRUCTURE AND PRINCIPLES                                 9
            RECENT DEVELOPMENTS IN OUR BUSINESS                               11
            SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA
              ENTERTAINMENT CORP.                                             14
ITEM 3.   DESCRIPTION OF THE BUSINESS                                         15
            PUBLIC AUTOMOTIVE SYSTEMS GROUPS                                  15
            WHOLLY-OWNED AUTOMOTIVE SYSTEMS GROUPS                            20
            CORPORATE AND OTHER                                               23
            RESEARCH AND DEVELOPMENT                                          23
            MANUFACTURING AND ENGINEERING                                     24
            HUMAN RESOURCES                                                   24
            COMPETITION                                                       27
            SALES AND MARKETING                                               27
            ENVIRONMENTAL MATTERS                                             28
            INTELLECTUAL PROPERTY                                             29
            RISK FACTORS                                                      29
ITEM 4.   SELECTED CONSOLIDATED FINANCIAL DATA                                35
ITEM 5.   MANAGEMENT'S DISCUSSION AND ANALYSIS                                36
ITEM 6.   DESCRIPTION OF CAPITAL STRUCTURE                                    36
ITEM 7.   MARKET FOR SECURITIES                                               39
ITEM 8.   DIRECTORS AND OFFICERS                                              40
ITEM 9.   CORPORATE CONSTITUTION                                              43
ITEM 10.  LEGAL PROCEEDINGS                                                   46
ITEM 11.  INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS          47
ITEM 12.  TRANSFER AGENT AND REGISTRAR                                        47
ITEM 13.  ADDITIONAL INFORMATION                                              47
SCHEDULE A - PRINCIPAL SUBSIDIARIES                                           49
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In this Annual Information Form, when we use the terms "we", "us", "our",
"Company" and "Magna", we are referring to Magna International Inc. and its subsidiaries and jointly controlled entities, unless the context otherwise requires.

All references in this Annual Information Form to calendar years are references to our years ending after December 31, 1998 and all references to fiscal years are references to years ending on July 31 of the year named. All references to "$" or "dollars" are references to U.S. dollars, unless otherwise specified.


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                           FORWARD-LOOKING STATEMENTS

The contents of this Annual Information Form contain statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements", within the meaning of applicable securities legislation. Forward-looking statements may include financial and other projections, as well as statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing. We use words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions to identify forward-looking statements. Any such forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks, assumptions and uncertainties. These risks, assumptions and uncertainties include, but are not limited to:

o    global economic conditions causing decreases in production volumes;

o    pressure from our customers to reduce our prices;

o    pressure from our customers to absorb certain fixed costs;

o increased product warranty and recall costs and increased product liability risks;

o    the impact of financially distressed automotive components sub-suppliers;

o    our dependence on outsourcing by automobile manufacturers;

o    rapid technological and regulatory changes;

o    increased crude oil and energy prices;

o    raw materials prices and availability;

o    our dependence on certain customers and vehicle programs;

o    fluctuations in relative currency values;

o    unionization activity at our facilities;

o    the threat of work stoppages and other labour disputes;

o    the highly competitive nature of the auto parts supply market;

o    program cancellations and delays in launching new programs;

o    delays in constructing new facilities;

o    changes in governmental regulations;

o    the impact of environmental regulations; and

o    our relationship with our controlling shareholder.

In evaluating any forward-looking statements in this Annual Information Form, you should specifically consider the various factors, including those contained under the heading "ITEM 3. DESCRIPTION OF THE BUSINESS - RISK FACTORS" below, which could cause actual events or results to differ materially from those indicated by our forward-looking statements. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this Annual Information Form to reflect subsequent information, events or circumstances or otherwise.


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ITEM 1.   CORPORATE STRUCTURE

ISSUER

We were incorporated under the laws of the Province of Ontario, Canada on November 16, 1961. Our charter documents currently consist of restated articles of incorporation dated July 25, 2001, which were issued pursuant to the BUSINESS CORPORATIONS ACT (Ontario).

Our registered and head office is at 337 Magna Drive, Aurora, Ontario L4G 7K1.

SUBSIDIARIES

A list of our principal subsidiaries and their respective jurisdictions of incorporation as of January 3, 2004 is set forth on Schedule A. Our legal structure (including that of our subsidiaries) is not necessarily indicative of our operational structure.

ITEM 2.   GENERAL DEVELOPMENT OF THE BUSINESS

                                    OVERVIEW

Our operations are conducted through our global automotive systems groups, as well as corporate and other ancillary operations. Until August 29, 2003, we had non-automotive operations, which were conducted through Magna Entertainment Corp.

AUTOMOTIVE OPERATIONS

We are the most diversified automotive supplier in the world. We design, develop and manufacture automotive components, assemblies, modules and systems, and engineer and assemble complete vehicles. Our products and services are sold primarily to manufacturers of cars and light trucks in North America, Europe, South America and Asia. As at December 31, 2003, we employed approximately 74,400 employees and operated 207 manufacturing facilities as well as 49 product development and engineering facilities, in 22 countries.

Our manufacturing, product development and engineering facilities are organized as autonomous operating divisions. Each division is currently under one of seven automotive systems groups, three of which are publicly traded companies, in which we have a controlling interest through voting securities, and four of which are organized among our wholly-owned subsidiaries.

PUBLIC AUTOMOTIVE SYSTEMS GROUPS

o DECOMA INTERNATIONAL INC. - Decoma designs, engineers and manufactures a variety of automotive exterior components and systems, including fascias (bumpers), front and rear end modules, plastic body panels, roof modules, exterior trim components and systems, sealing and greenhouse systems, and lighting components. Decoma operates 49 manufacturing, engineering and product development facilities (including one multi-group facility) in North America, Europe and Asia.

o INTIER AUTOMOTIVE INC. - Intier is a global full service supplier and integrator of automotive interior and closure components, systems and modules, including cockpit, sidewall, overhead and complete seating systems, seat hardware and mechanisms, floor carpet and vehicle acoustics, cargo management systems, latching systems, window regulator systems, wiper systems, power sliding doors and liftgates, mid-door and door module technologies and electro-mechanical systems. Intier operates 71 manufacturing facilities (including one joint venture facility with Magna Steyr) and 17 product development, engineering and testing centres (including one joint venture facility with Magna Steyr and one multi-group facility) in North America, Europe, South America and Asia.


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o    TESMA INTERNATIONAL INC. - Tesma designs, engineers, tests and manufactures engine, transmission and fueling components, assemblies, modules and systems for cars and light trucks. Tesma operates 28 manufacturing facilities (including three facilities acquired after December 31, 2003 upon the acquisition of Davis Industries) in North America, Europe, Asia and South America, as well as five focused tooling, design and research and development centers supporting its three product technologies groups -
     Tesma Engine Technologies, Tesma Transmission Technologies and Tesma Fuel Technologies.

WHOLLY-OWNED AUTOMOTIVE SYSTEMS GROUPS

o MAGNA STEYR - Magna Steyr is the automotive industry's leading assembler of low-volume derivative, specialty and other vehicles for automobile manufacturers. Magna Steyr also provides complete vehicle design, engineering, validation and testing services. Magna Steyr operates five manufacturing and assembly facilities (including one joint venture facility with Intier and one joint venture facility with Cosma) and seven engineering and testing facilities (including one joint venture facility with Intier and one multi-group facility) in Europe, North America and Asia.

o MAGNA DRIVETRAIN - Magna Drivetrain, which was formed in early 2004, is one of the world's most advanced developers and suppliers of complete drivetrain technologies, including four-wheel and all-wheel drive systems, as well as axle and suspension modules. Magna Drivetrain operates three manufacturing facilities and one engineering and testing facility in Europe and North America.

o MAGNA DONNELLY - Magna Donnelly manufactures exterior and interior mirror, interior lighting and engineered glass systems, including advanced electronics. Magna Donnelly operates 26 manufacturing facilities and three engineering and testing facilities in North America, Europe and Asia.

o COSMA INTERNATIONAL - Cosma manufactures a comprehensive range of stamped, hydroformed and welded metal body components, assemblies and modules. Cosma operates 36 manufacturing facilities and 10 engineering and testing facilities (including one joint venture facility with Magna Steyr) in North America, Europe and Asia.

For financial reporting purposes, Magna Steyr's results and Magna Drivetrain's results are reported as one financial reporting segment, and Magna Donnelly's results and Cosma's results are reported in our "Other Automotive Operations" financial reporting segment.

CUSTOMERS

In North America, our primary customers are the "big three" North American automobile manufacturers and their North American operating divisions and subsidiaries, which are General Motors (including Isuzu and Suzuki), DaimlerChrysler (including Mitsubishi) and Ford (including Mazda). Our North American customers also include certain North American subsidiaries of foreign-based automobile manufacturers, such as Honda, BMW, Toyota, Volkswagen and Nissan. Our North American consolidated production sales accounted for approximately 55% and 58% of our consolidated sales for each of 2003 and 2002, respectively.

In Europe, our customers include most of the significant automobile manufacturers, such as DaimlerChrysler (including Mitsubishi), General Motors and its European affiliates (including Opel and Saab), Ford and its European affiliates (including Jaguar, Volvo and Land Rover), BMW, Volkswagen (including Audi, Skoda and SEAT), Renault/Nissan, Fiat, Toyota and Honda. Our European consolidated production and assembly sales accounted for approximately 35% and 30% of our consolidated sales for 2003 and 2002, respectively, and have increased, principally through acquisitions and also through internal growth, from $79 million in fiscal 1993 to approximately $5.4 billion in calendar 2003.

Worldwide sales to DaimlerChrysler, General Motors and Ford represented approximately 28%, 24% and 19%, respectively, of our consolidated sales in 2003.

See "ITEM 3.  DESCRIPTION OF THE BUSINESS" below.


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NON-AUTOMOTIVE OPERATIONS

Until August 29, 2003, we had non-automotive operations, which were conducted through Magna Entertainment Corp. Magna Entertainment is North America's number one owner and operator of thoroughbred racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. We transferred our controlling equity interest in Magna Entertainment to MI Developments Inc. in connection with the reorganization and subsequent spin-off of MI Developments. Since the spin-off transaction, we no longer have any significant non-automotive operations. See "SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP." below.

                    RECENT TRENDS IN THE AUTOMOTIVE INDUSTRY

A number of trends have had a significant impact on the global automotive industry in recent years, including:

o increased pressure by automobile manufacturers on automotive components suppliers to reduce their prices and bear additional costs;

o globalization and consolidation of the automotive industry, including both automobile manufacturers and automotive components suppliers;

o the evolving role of independent automotive components suppliers and their progression up the "value chain";

o    increased outsourcing and modularization of vehicle production;

o increased prevalence of lower volume "niche" vehicles built off high-volume global vehicle platforms; and

o growth of foreign-based automobile manufacturers in North America and Europe.

INCREASED PRESSURE ON AUTOMOTIVE COMPONENTS SUPPLIERS TO REDUCE PRICES AND BEAR ADDITIONAL COSTS

Automobile manufacturers have sought ways in which to reduce their cost of producing vehicles as competition for market share among these automobile manufacturers has become more intense. In addition to seeking cost efficiencies in their own production, marketing and administrative structures, automobile manufacturers have placed significant pressure on automotive components suppliers to reduce the price of the components, assemblies, modules and systems. This price pressure has come in different forms, including through: long-term agreements containing pre-determined price reductions for each year of a vehicle production program; one-time price reduction demands, in addition to those contained in any long-term agreement; pressure to absorb more design and engineering costs previously paid for by the automobile manufacturer and to recover these costs through amortization in the piece price of the particular components designed or engineered by the supplier; and pressure to own and/or capitalize tooling and recover these costs through amortization in the piece price of the components produced by this tooling. In many cases, suppliers bear the risk of not being able to fully recover the design, engineering and tooling costs if the particular vehicle production volumes are lower than anticipated. This price pressure has intensified, due to the competitive environment of the automotive industry in North America and Europe, with some automobile manufacturers demanding additional price reductions from their suppliers that may go beyond existing contractual commitments. In addition, automobile manufacturers are increasingly requesting that their suppliers bear the cost of the repair and replacement of defective products which are either covered under the automobile manufacturers' warranty or are the subject of a recall and which were improperly designed, manufactured or assembled by their suppliers.

GLOBALIZATION AND CONSOLIDATION OF THE AUTOMOTIVE INDUSTRY

The automotive industry has undergone significant globalization and consolidation of automobile manufacturers. This can be attributed to several factors, including: increased pressure on automobile manufacturers to reduce costs and achieve greater economies of scale; the expansion of free trade zones between major trading partners in North America, Europe and elsewhere; the accelerated growth of emerging markets in Asia, particularly China, and also in India, Korea, Malaysia and Thailand; and the development of free market economies in Eastern Europe and the

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expansion of the European Union into Eastern Europe. Some examples of the consolidation of automobile manufacturers include:

o the merger of Daimler-Benz and Chrysler, and the acquisition by DaimlerChrysler of a significant equity interest in Mitsubishi;

o the acquisition by Ford of Jaguar, Volvo, Land Rover and Aston Martin, and a significant equity interest in Mazda;

o the acquisition by General Motors of Saab and equity interests in Fuji Heavy Industries Inc. (the maker of Subaru vehicles), Isuzu, Fiat and a company that owns and operates certain assets of the former Daewoo Motor Company; and the development of a relationship between General Motors and Suzuki;

o the acquisition by Renault of a significant equity interest in Nissan and the acquisition by Nissan of an equity interest in Renault;

o the acquisition by Volkswagen of SEAT, Skoda, Bentley, Lamborghini and Bugatti; and

o    the acquisition by BMW of the MINI and the Rolls Royce brands.

The cost pressures that have caused this consolidation have also stimulated the development by automobile manufacturers of global vehicle platforms. In order to achieve economies of scale on a global basis, automobile manufacturers, together with their global affiliates and partners, have developed vehicles based on common platforms that share many components, including engine and powertrain variations, but have distinct styling, different branding and are produced in different parts of the world. The development of these "world cars" results in significantly reduced design, development and engineering costs and maximizes automobile manufacturers' purchasing power with respect to raw materials and the components required in vehicle production.

A recent example of the globalization of the automotive industry has been the expansion of automobile manufacturers into China, principally through joint ventures with Chinese partners, to service the growing needs of the local market and to take advantage of lower costs of production for components that can be exported to other markets. For example, the Chinese government recently established local manufacturing content requirements for automobile manufacturers, which are expected to increase component production and assembly in China. In addition, certain major automobile manufacturers have announced plans to significantly increase their automobile production capacity in China over the next few years.

The globalization and consolidation of the automobile industry, together with the adoption of just-in-time manufacturing processes and delivery techniques, have fostered the globalization of automotive components suppliers. In order to be responsive to the needs of their customers, primary or "Tier 1" suppliers to automobile manufacturers are required to have the financial strength, technical capabilities and geographic reach required to support the design, engineering, manufacturing, sales and program support needs of automobile manufacturers in most of the countries in which they operate. In addition, as automobile manufacturers have adopted just-in -time manufacturing processes and delivery techniques, Tier 1 suppliers have been increasingly required to locate their facilities close to their customers' manufacturing plants in various parts of the world.

EVOLVING ROLE OF INDEPENDENT AUTOMOTIVE COMPONENTS SUPPLIERS

Historically, automotive components suppliers had a relatively limited role in the vehicle development process. Development of a vehicle from concept to production often took seven to eight years, with automobile manufacturers designing and engineering the vehicle as a whole, as well as many of the specific components required to make the vehicle. Automobile manufacturers also performed a significant portion of the quality control testing and component sub-assembly required. The role of their suppliers was limited to manufacturing components in accordance with the design and engineering specifications supplied by automobile manufacturers, which often purchased the same parts from different suppliers, including affiliated component suppliers. The components delivered to the automobile manufacturers often formed part of significant inventories stored by the automobile manufacturers.


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Currently, Tier 1 suppliers are increasingly engaged in higher value-added activities, which more closely resemble the activities which were traditionally performed by automobile manufacturers. Tier 1 suppliers are increasingly involved at early stages in the design, engineering and development of components and systems and have assumed increased responsibility for sub-assembly work, systems integration, quality control testing and component and system validation. In some cases, suppliers have assumed responsibility for designing, engineering, developing and assembling significant parts of vehicles, and even complete vehicles.

INCREASED OUTSOURCING AND MODULARIZATION OF VEHICLE PRODUCTION

In recent years, automobile manufacturers have increased their outsourcing of components, assemblies, modules and systems. The primary factors driving this outsourcing have been the need by automobile manufacturers to reduce costs, minimize the time required to bring a new vehicle to market, capitalize on the technical and engineering expertise of Tier 1 suppliers and minimize capital expenditures. For example, the typical time frame for designing new vehicles has significantly reduced, from about 48 to 60 months down to about 18 to 36 months. Additional factors affecting the decision to outsource include the degree of unutilized capacity in automobile manufacturers' manufacturing facilities, restrictions in collective bargaining agreements and the impact of outsourcing on labour relations.

The significant cost and competitive pressures faced by automobile manufacturers combined with the expansion in the capabilities of their suppliers and the trend toward outsourcing has increasingly resulted in automobile manufacturers outsourcing production of larger assemblies and portions or "modules" of vehicles to their Tier 1 suppliers. This modularization of production enables automobile manufacturers to achieve significant cost savings, by taking advantage of their suppliers' lower variable costs, and has simplified the vehicle assembly process and reduced the automobile manufacturers' fixed cost investments.

In order to properly manage the production of outsourced modules, Tier 1 suppliers have had to expand their capabilities and expertise. For example, module suppliers require program management expertise in order to manage large number of sub-suppliers that had previously been managed by automobile manufacturers, as well as extensive logistics capabilities to coordinate just-in-time deliveries from these sub-suppliers and just in time deliveries to automobile manufacturers. Tier 1 suppliers have also had to develop a broader technical understanding of systems beyond their own products, as well as an understanding of the process of integrating various automotive systems in order to ensure the proper fit, finish and functioning of the modules supplied by them. As Tier 1 suppliers have successfully managed the challenges posed by modularization, automobile manufacturers have begun sourcing increasingly larger, more complex modules (with increased content and features) as well as management or integration of complete systems to their most capable suppliers.

INCREASED PREVALENCE OF LOWER VOLUME "NICHE" VEHICLES

To remain competitive, automobile manufacturers continue to broaden the range of vehicles they offer, to differentiate their products from those of their competitors, to expand the number of market segments in which they compete, to extend the life of their existing vehicle platforms, to respond to lifestyle trends and to meet the tastes of consumers. This has caused automobile manufacturers to increase their reliance on lower volume, derivative or "niche" vehicles. Niche vehicles are new vehicle models that are built based on existing vehicle platforms, and usually consist of convertibles, sports cars and all-wheel drive and four-wheel drive sports utility or cross-over vehicles. Automobile manufacturers are also "refreshing" more of their existing models during the program life and developing model variants with factory-installed performance and styling packages. This trend toward niche vehicles provides those Tier 1 suppliers that have capabilities resembling those of automobile manufacturers with increased opportunities to provide complete vehicle engineering and assembly services.

GROWTH OF FOREIGN-BASED AUTOMOBILE MANUFACTURERS IN NORTH AMERICA AND EUROPE

North American subsidiaries of foreign-based automobile manufacturers (primarily Japanese, Korean and European) have increased their production to approximately 27% of aggregate North American car and light truck production in 2003, which is up from approximately 25% in 2002. These automobile manufacturers are expected to increase their North American production volumes, which will be achieved through the expansion of existing assembly facilities and the construction of new assembly facilities. A number of factors, including the improving quality and cost effectiveness of North American automotive suppliers, currency fluctuations, the loosening of the


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traditional Japanese "keiretsu" supplier relationships and the North American
Free Trade Agreement, are expected to cause foreign-based automobile manufacturers to rely on increased outsourcing to increase the North American content of their vehicles. Accordingly, these foreign-based automobile manufacturers represent significant growth potential for North American automotive components suppliers.

In addition, foreign-based automobile manufacturers (primarily Japanese and Korean) have recently increased their manufacturing capacity in Europe through joint ventures with local partners and new facilities. These automobile manufacturers are expected to continue to increase their European production. The increased strength of the euro and the establishment of a common market throughout the European Union has assisted their growth in Europe. Accordingly, these foreign-based automobile manufacturers represent significant growth potential for European automotive components suppliers.

                              OUR BUSINESS STRATEGY

To capitalize on the recent trends in the automotive industry, our business strategy is to achieve and maintain a leading global position with all major automobile manufacturers in North America, Europe and Asia, as a full service supplier of metal body and structural systems, interior and exterior modules, mirrors and electronics, engine and powertrain modules, and drivetrain components, with vehicle engineering and assembly, program management and systems integration capabilities. The most significant elements of this business strategy are described below.

o WE SEEK TO CAPITALIZE ON OUR EXISTING CUSTOMER RELATIONSHIPS AND EXPAND RELATIONSHIPS WITH OUR CUSTOMERS, IN ORDER TO INCREASE THE DOLLAR VALUE OF OUR CONTENT PER VEHICLE. We currently possess a major market share in each product area in which we compete and maintain strong relationships with most major automobile manufacturers in North America and Europe and, to a lesser extent, in Korea, Japan and China. As a result of these relationships, we have increased the dollar value of our content per vehicle in North America from approximately $126 in fiscal 1993 to approximately $529 in calendar 2003, which represents a compound annual growth rate of approximately 15%, and in Europe from approximately $6 in fiscal 1993 to approximately $331 in calendar 2003, which represents a compound annual growth rate of approximately 47%. We are pursuing new programs and take-over business from our customers, including foreign-based automobile manufacturers with facilities in North America, Europe and Asia, to further increase our market penetration and content per vehicle in these markets.

o WE INTEND TO CAPITALIZE ON OUR TOTAL VEHICLE COMPETENCE IN ORDER TO ENHANCE OUR COMPETITIVE ADVANTAGE. We have the expertise to work with our customers from concept to completion, from the design and engineering of a complete vehicle and its systems through to its final assembly. Magna Steyr is a leading supplier of advanced, total vehicle engineering and is the world's largest independent assembler of complete vehicles. In addition, our other automotive systems groups produce components, modules and systems for many of the key areas of the entire vehicle. As a result, we have the broadest and deepest product range among the global automobile components suppliers.

o WE INTEND TO LEVERAGE OUR PROVEN EXPERTISE IN COORDINATING THE DESIGN, ENGINEERING, MANUFACTURE, INTEGRATION AND ASSEMBLY OF MODULES IN ORDER TO FURTHER BENEFIT FROM THE TREND TOWARDS INCREASED OUTSOURCING OF LARGER MODULES. Our automotive systems groups are industry leaders in the engineering, development and production of a number of different types of modules, including front and rear-end modules, door modules, complete integrated interiors, seating modules, mirror modules, engine-cover modules, all-wheel drive modules and complete body in white. We intend to continue coordinating our product design, engineering, manufacturing and testing resources, and further refining our logistics, supply chain management, program management and systems integration skills, in order to enable us to supply a larger number of increasingly complex modules. We also plan to continue fostering cross-group cooperation on modules in order to maximize our content in each module we supply and to continue to capitalize on our position as the most diversified supplier in the automotive industry.


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o    WE PLAN TO MAINTAIN A STRONG BALANCE SHEET AND EXPLOIT OUR RELATIVE
     FINANCIAL STRENGTH IN ORDER TO PURSUE OPPORTUNITIES FOR NEW VEHICLE PROGRAMS, AS WELL AS TO ACQUIRE NEW TECHNOLOGIES AND STRATEGIC ASSETS. We maintain a strong balance sheet, with little debt and significant cash reserves, as well as strong cash flow. Our financial strength provides comfort to our customers about our ability to support major vehicle programs, which enhances our ability to pursue such programs, as well as "take-over" business from our competitors. We also intend to take advantage of our financial resources to acquire new technologies and strategic assets that complement our current portfolio of automotive technologies or expand our product breadth, provided that any such acquisition furthers our overall business strategy and enhances our long-term earnings growth.

o WE INTEND TO MAINTAIN A STRONG FOCUS ON TECHNOLOGY-DRIVEN GROWTH. We believe that one of the cornerstones of our past success has been our commitment to research, development and technological innovation. This commitment is enshrined in our Corporate Constitution, which requires us to allocate annually a minimum of 7% of our pre-tax profits (as defined in the Corporate Constitution) to research and development. Our focus on utilizing new technologies and processes in the development of a wide range or proprietary products has accounted for much of our strong financial performance over the last number of years. We intend to maintain our focus on technology-driven growth and our commitment to research, development and technology innovation in order to maintain our leading position in a number of product categories and remain in a position to offer our customers a competitive advantage through our technology.

o WE PLAN TO CONTINUE TO INVEST IN TECHNICAL SKILLS TRAINING AS WELL AS TRAINING FOR OUR MANAGERS AND EMPLOYEES. We believe that the most successful companies are those which are most successful in attracting, retaining and motivating skilled and entrepreneurial employees and management. We believe that we have one of the most skilled labour pools in the industry, particularly tool and die makers, as well as automotive technicians and engineers. We intend to continue expanding this pool of skilled employees and managers as a source of significant competitive advantage, by providing extensive training through apprenticeships, technical training centers and management centers.

o WE INTEND TO CONTINUE PROMOTING OUR ENTREPRENEURIAL CULTURE. We have developed an entrepreneurial culture based on key principles such as functional decentralization, which we believe increases flexibility, customer responsiveness and productivity, as well as profit-based compensation programs, which more directly align the interests of our employees and shareholders. We believe that our operating principles and culture have formed one of the cornerstones of our past success and we intend to continue promoting them to help achieve continued success in the future.


                     OPERATING STRUCTURE AND PRINCIPLES

DECENTRALIZATION

We follow a corporate policy of functional and operational decentralization, which we believe increases flexibility, customer responsiveness and productivity. Our operating structure contains three levels of management - divisional management, automotive systems group management and our executive management. Our manufacturing and assembly operations are conducted through divisions, each of which is an autonomous operating unit and profit center under the authority of a general manager. The general manager of each division has the discretion to determine rates of pay, hours of work, sources of supply and contracts to be performed, within the framework of our Corporate Constitution and our Employee Charter. All of our divisions are organized along global product lines under one of the seven automotive systems groups. The management of each of our automotive systems groups is responsible for coordinating product development, finance and marketing, as well as maximizing manufacturing efficiencies in the divisions comprising the group. Each of our automotive systems groups interfaces with its customers and provides assistance and advice to its respective divisions. Our executive management coordinates advanced systems development and manufacturing, ensures customer satisfaction and interfaces with the investment community. Our executive management is also responsible for our long-term strategic planning and future growth, as well as monitoring the performance of the management of each of the automotive systems groups.

SPINCOS

In 1982, our shareholders approved our "spinco" policy of developing our operating groups into self-sufficient public companies. The objective of this spinco policy, which is in furtherance of our commitment to decentralization, was to establish one or more operating groups as separate public corporations, or "spincos", over a period of time, while we remain as a major shareholder. Guidelines to implement our spinco policy were approved by our shareholders in December 1987. Under these guidelines, each spinco must have a corporate constitution and share structure similar to ours and be comprised of independent operating units that are supported by the spinco's operations, marketing and financial management resources and executive management. Our role is to provide operations, technical, marketing and financial management and other services from time to time to each spinco for an agreed upon affiliation fee. Management and employees of each spinco are to be provided an opportunity and encouraged to invest in the equity of such spinco through compensation and profit incentive programs similar to ours. In addition, to the extent practicable, our shareholders and the employees of each spinco will be provided an opportunity to invest in the initial public offering of each spinco. We created our first spinco when Tesma completed an initial public offering on July 31, 1995. Decoma subsequently completed its initial public offering on March 2, 1998 and Intier completed its initial public offering on August 9, 2001. We continue to evaluate the possibility and potential timing of the spin-off of our wholly-owned automotive systems groups.

We believe that the establishment of Tesma, Decoma and Intier as separate public companies has facilitated, and for future spincos will facilitate, access to external capital markets. This may be required to enable Tesma, Decoma, Intier and other future spincos to take advantage of increased outsourcing by automobile manufacturers. The establishment of these spincos also allows each of them to take full advantage of the corporate policies and principles that have been the cornerstone of our past growth and success.

REORGANIZATIONS

In recent years, we completed a series of corporate reorganizations intended to organize our automotive business along global product lines, to align our non-automotive operations under Magna Entertainment and to align substantially all of our automotive real estate under MI Developments.

For example, in January 2001, we sold the assets of our Magna Exterior Systems group and the shares of Decoma Exterior Trim Inc. to Decoma in order to align all of our automotive exterior operations under Decoma. In February 2001, we reorganized our automotive operations into five global automotive systems groups and we completed the spin-off of Intier shortly thereafter. Following the completion of the acquisition of Donnelly Corporation in October 2002, we completed a reorganization of our existing and acquired mirrors operations in order to create a sixth automotive systems group, Magna Donnelly. In addition, if and when we complete the recently announced transaction with DaimlerChrysler regarding our purchase of the business of New Venture Gear, Inc., we intend to reorganize all of our drivetrain operations under our seventh automotive systems group, Magna Drivetrain. See "RECENT DEVELOPMENTS IN OUR BUSINESS - Creation of Global Automotive Systems Groups" below.

Between 1998 and 2003, we transferred substantially all of our real estate and non-automotive assets to MI Developments. Further to a commitment made to our shareholders in calendar 1998, all of our non-automotive assets (including non-automotive real estate) were transferred to Magna Entertainment. In August 2003, we divested all of our ownership interests in MI Developments and Magna Entertainment in a spin-off transaction. See "SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP." below.

OPERATING PRINCIPLES

We are committed to a number of operating principles, including employee equity participation and profit sharing, incentive-based management compensation and an employee charter. See "ITEM 3. DESCRIPTION OF THE BUSINESS - HUMAN RESOURCES" below.

                       RECENT DEVELOPMENTS IN OUR BUSINESS

CREATION OF GLOBAL AUTOMOTIVE SYSTEMS GROUPS

In order to respond to the globalization of the automotive industry and diversify our customer and product base, we developed and implemented a European expansion strategy beginning in fiscal 1994. To assist in implementing this strategy, Frank Stronach, who is currently our Chairman, Interim Chief Executive Officer and Interim President, moved to Europe during fiscal 1994 and agreed through Stronach & Co., a Swiss partnership in which Mr. Stronach is the general partner, to provide business development and consulting services to our European and other affiliates and to develop and coordinate global strategies, identify and evaluate potential acquisitions, business alliances and technologies, develop and recruit technical management for deployment throughout our worldwide operations, implement our successful operating principles outside North America, enhance our good relations with foreign automobile manufacturers and governments and further develop our international presence. Stronach & Co. and Mr. Stronach continue to provide business development and consulting services to our European and other affiliates. As a result of these initiatives, we significantly expanded our operations outside of North America between fiscal 1994 and calendar 1999 by acquiring 51 manufacturing facilities in Europe. This European expansion has enabled us to replicate our North American product offerings in Europe and has resulted in the increase of our European consolidated production and assembly sales from $79 million in fiscal 1993 to approximately $5.4 billion, or 35% of total consolidated sales, in calendar 2003.

In February 2001, we initiated a reorganization with the aim of consolidating our operations and aligning our automotive products under one of five global automotive systems groups focused on providing large vehicle modules and systems in each key vehicle area. These groups included the public automotive systems groups, which were Decoma and Tesma, and the wholly-owned automotive systems groups, which were Magna Steyr, Cosma and an interior systems group. Our interior systems group was created at that time by reorganizing our former Atoma Closure and Electronic Systems, Magna Seating Systems and Magna Interior Systems groups into a single group, which is now known as Intier Automotive Inc. At the same time, our Board of Directors, acting on the basis of a report and recommendations of a special committee of members of our Board of Directors, approved the spin-off of our interior systems group. In August 2001, we completed the spin-off of Intier by way of an initial public offering of 5,476,191 of its Class A Subordinate Voting Shares.

In October 2002, we added a sixth automotive systems group, Magna Donnelly, by combining our existing mirrors operations with those acquired through the acquisition of Donnelly Corporation. For financial reporting purposes, Magna Donnelly's results are aggregated with those of Cosma in our "Other Automotive Operations" financial reporting segment.

In early 2004, we established a seventh automotive systems group, Magna Drivetrain, based on the powertrain operations of Magna Steyr. If and when we complete the recently announced transaction with DaimlerChrysler regarding our purchase of the business of New Venture Gear, we expect that it will form part of Magna Drivetrain. See "Strategic Acquisitions and Divestitures" below.

NEW PRODUCTS AND TECHNOLOGIES

We believe that a significant portion of our internally generated product growth in recent years has been due to our design and engineering capabilities and product innovation, which generally results in complex and highly engineered products which generate better returns than commodity-type products. This product innovation has resulted in the introduction of a number of significant automotive products and technologies in recent years, including:

Automotive Systems Group         Recent Product and Technology Innovations
------------------------         -----------------------------------------
Decoma International Inc.        o    lightweight and technologically advanced
                                        running boards
                                 o    composite tonneau covers
                                 o    front-end modules

Intier Automotive Inc.           o    new membrane seat technology
                                 o    power liftgates, developed in conjunction with
                                        DaimlerChrysler, and power sliding doors
                                 o    Fold and Tumble(TM) seating mechanisms
                                 o    Tailgate Swing Up(TM) seat
                                 o    pedestrian protection system
                                 o    obstacle detection system for windows and doors

Tesma International Inc.         o    torque converter damper assemblies
                                 o    electric water pumps
                                 o    "high speed" balance shaft driven oil pumps
                                 o    continuously variable intake manifolds
                                 o    camshaft torque cancellation sprockets

Magna Steyr                      o    Dynamic Compound Axle for sport utility vehicles,
                                        vans and pick-up trucks
                                 o    liquid hydrogen fuel storage system, developed

Magna Drivetrain                 o    highly-engineered and precision-manufactured
                                        transfer cases and power take-off units

Magna Donnelly                   o    exterior and interior electrochromic  mirrors
                                        with SPM(TM) technology and third surface
                                        reflector technology
                                 o    modular added-feature mirrors
                                 o    Display-On-Demand(TM) technology

Cosma International              o    resistance brazed spot welding
                                 o    hot forming
                                 o    remote laser welding
                                 o    advanced high-strength steels

See "ITEM 3. DESCRIPTION OF THE BUSINESS" below.

STRATEGIC ACQUISITIONS AND DIVESTITURES

In August 2003, we distributed to our shareholders 100% of MI Developments, which owns substantially all of our automotive real estate and all of our former controlling equity interest in Magna Entertainment. See "SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP." below.

In January 2004, Tesma completed the acquisition of Davis Industries, Inc., a powertrain components and assemblies supplier with three manufacturing plants in Indiana and Tennessee and an engineering center in Michigan, for a purchase price of approximately $75 million, consisting of $45 million paid in cash and $30 million of assumed debt. This acquisition increases Tesma's manufacturing capabilities in the United States, including the south, providing Tesma with a closer presence to some of its non-traditional customers. The transaction also improves the balance of Tesma's North
American operations between Canada and the United States.

In January 2004, we acquired a 51% interest in I&T Group, which is located in Siegendorf, Austria and produces flat flexible cables for the automotive industry, for total consideration of approximately $43 million, consisting of $10 million paid in cash and $33 million of assumed debt.

We recently announced that we have signed an agreement with DaimlerChrysler Corporation, by which we would acquire the worldwide operations of DaimlerChrysler Corporation's wholly-owned subsidiary, New Venture Gear, Inc. The U.S. operations will be acquired by a new joint venture, named New Process Gear, Inc., which will initially be owned 80% by us and 20% by DaimlerChrysler Corporation and will have facilities in Syracuse, New York and Troy, Michigan. The European operation, located in Roitzsch, Germany, will be acquired by us directly. We will acquire the remaining interest in New Process Gear in September 2007. The total purchase price payable by us for 100% of the New Venture Gear business is approximately $435 million, based on New Venture Gear's financial position at December 31, 2003 and is subject to various price adjustments to reflect changes since that date and certain other matters. The purchase price will be satisfied through a $75 million cash payment (subject to adjustment) at closing and notes that are payable over the period ending December 30, 2008. The notes consist of four notes in the amount of $40 million each that are payable on January 1 in each of 2005, 2006, 2007 and 2008, a fifth note in the amount of $150 million that is payable on December 30, 2008 and a sixth note in the amount of $95 million that is also payable on December 30, 2008. Because the first five notes represent fixed payments in the future, they have been discounted to $280 million. We may either issue these five notes in satisfaction of $280 million of the purchase price, or elect to pay an additional $280 million in cash on closing. The sixth note for $95 million will be issued in payment for DaimlerChrysler Corporation's interest in New Process Gear when it exits the joint venture, which is currently expected to occur in September 2007. This note, which also represents a fixed payment in the future, has been discounted to $80 million. All adjustments to the purchase price as well as any variance from $280 million in the value of the first five notes up to the time of closing will be satisfied in cash at closing. New Venture Gear is a leading supplier of transfer cases and other drivetrain products in North America, with 2003 sales of approximately $1.5 billion. Its customers include DaimlerChrysler Corporation, General Motors, Ford, Volkswagen and Porsche. The business consists of a 1.8 million square foot manufacturing facility in Syracuse, New York, which will be leased by DaimlerChrysler Corporation to New Process Gear; a 95,000 square foot manufacturing facility in Roitzsch, Germany, which is being acquired by us; and a research & development center and sales office in Troy, Michigan, which New Venture Gear currently leases from a third party. New Venture Gear currently employs approximately 4,000 employees. The completion of the transaction is subject to various conditions, including obtaining all necessary antitrust and other regulatory and third party approvals, as well as reaching a satisfactory collective bargaining agreement with the UAW. If and when the transaction is completed, we expect that the New Venture Gear business will form part of Magna Drivetrain.

In the future, we will continue to consider acquisitions of new technologies and strategic assets that complement our current portfolio of automotive technologies or expand our product breadth, provided that any such acquisition furthers our overall business strategy and enhances our long-term earnings growth. We will also continue to consider joint ventures with other suppliers in order to increase our business opportunities in various regions and enhance our relationships with certain automobile manufacturers. We analyze all potential acquisitions, joint ventures and other capital investments using a strict return on funds employed criteria in order to maximize shareholder returns and generate strong earnings growth. However, we expect that we will continue to expand primarily through greenfield operations.

FINANCING AND SECURITIES TRANSACTIONS

In March 2003, Decoma issued Cdn$100 million of unsecured, subordinated Convertible Debentures bearing interest at 6.5% and maturing March 31, 2010. The Convertible Debentures are convertible at the option of the holder at any time into Decoma's Class A Subordinate Voting Shares at a fixed conversion price of Cdn$13.25 per share. All or part of the Convertible Debentures are redeemable at Decoma's option between March 31, 2007 and March 31, 2008 if the weighted average trading price of Decoma's Class A Subordinate Voting Shares is not less than Cdn$16.5625 for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given. Subsequent to March 31, 2008, all or part of the Convertible Debentures are redeemable at Decoma's option at any time. On redemption or maturity, Decoma will have the option of retiring the Convertible Debentures with Class A Subordinate Voting Shares in which case the number of Class A Subordinate Voting Shares issuable is based on 95% of the trading price of Decoma's Class A Subordinate Voting Shares for the 20 consecutive trading days ending five trading days prior to the date fixed for redemption or maturity. In addition, Decoma may elect from time to time to issue and deliver freely tradeable Class A Subordinate Voting Shares to a trustee in order to raise funds to satisfy the obligation to pay interest on the Convertible Debentures.

In April 2003, we extended for another year our Cdn$500 million revolving credit facility with a syndicate of Canadian, U.S. and European banks. This credit facility is unsecured, except for certain internal cross-guarantees. We recently further extended this credit facility for another year, until April 2005, for Cdn$468 million, and are currently in discussions with our banks to increase the credit facility to Cdn$500 million.

In August 2003, the Toronto Stock Exchange and the New York Stock Exchange accepted notices of our intention to purchase for cancellation and/or for the purposes of our long-term retention (restricted share) program, up to 3,000,000 of our Class A Subordinate Voting Shares, representing less than 5% of our issued and outstanding Class A Subordinate Voting Shares, pursuant to a normal course issuer bid. Our normal course issuer bid, which is subject to a maximum aggregate expenditure of $200 million, commenced on August 12, 2003, following the expiry of our prior normal course issuer bid on August 11, 2003, and will expire no later than August 11, 2004.

During the third quarter of 2003, we converted all of the Series 1, 2 and 3 Convertible Series Preferred Shares of Decoma that we held into Class A Subordinate Voting Shares of Decoma, at a fixed conversion price of Cdn$10.07 per Class A Subordinate Voting Share. Decoma issued to us 14,895,729 of its Class A Subordinate Voting Shares on conversion.

During 2003, two of our subsidiaries purchased a total of 75,356 of our Class A Subordinate Voting Shares, as well as 597,000 Class A Subordinate Voting Shares of Decoma, 268,762 Class A Subordinate Voting Shares of Intier and 175,166 Class A Subordinate Voting Shares of Tesma. Substantially all of these shares were awarded to three of our executives, on a restricted basis pursuant to long-term incentive arrangements. Such shares will become available to these executives, subject to acceleration upon death or disability, on December 31, 2006, provided that certain conditions are met, and are to be released in equal amounts over a ten-year period commencing January 1, 2007, subject to forfeiture under certain circumstances.

         SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP.

In July 2003, we announced that, subject to our shareholders' approval, we proposed to spin-off to our shareholders 100% of MI Developments Inc., which would operate as a new publicly-traded company and would own substantially all of our automotive real estate and all of our controlling equity interest in Magna Entertainment Corp. The spin-off transaction was expected to enhance our shareholder value by: unlocking the unrecognized value of our real estate business and non-automotive assets through a distribution directly to our shareholders; increasing our return on assets through a separation of the lower-return assets of MI Developments and Magna Entertainment from our automotive assets; and allowing our share valuation to be more reflective of the valuations attributed to other companies in the automotive industry. The spin-off transaction was recommended by a special committee of independent directors of, and approved by, our Board of Directors, and was subsequently approved by over 97% of the votes cast by the holders of our Class A Subordinate Voting Shares and Class B Shares, with each class voting separately, at a meeting held on August 19, 2003.

The transaction was effected as a return of capital to our shareholders by way of a distribution of all of the outstanding shares of MI Developments on September 2, 2003, on the basis of one Class A Subordinate Voting Share of MI Developments for every two of our Class A Subordinate Voting Shares, and one Class B Share of MI Developments for every two of our Class B shares, in each case to our shareholders of record as of the close of business on August 29, 2003. Also on August 29, 2003, we completed a reorganization of our controlling equity interest in Magna Entertainment, such that it became held solely by MI Developments. As a result of these transactions, we no longer have any ownership interest in either of MI Developments or Magna Entertainment.

We continue to occupy and use the automotive real estate owned by MI Developments, pursuant to long-term leases. All of our automotive systems groups and each of their divisions operate as autonomous profit centres, as did MI Developments when it was owned by us. We have also in the past engaged in real estate development activities directly with competitors of MI Developments. Accordingly, we believe that the terms of our leases with MI Development are on arm's length commercial terms.

As a result of the spin-off transaction, our financial results for 2003 have been restated to reflect the financial results of Magna Entertainment as discontinued operations. However, because we continue to occupy the automotive real estate under long-term leases with MI Developments, the operations of MI Developments' real estate business are disclosed as continuing operations in our financial statements until August 29, 2003.

ITEM 3.   DESCRIPTION OF THE BUSINESS

Our operations are conducted through manufacturing, engineering and product development facilities that are organized as autonomous operation divisions. During 2003, we had six automotive systems groups. Three of our automotive systems groups are publicly traded companies that are controlled by us, each of which is a separate segment, and the other three automotive systems groups are organized from among our wholly-owned subsidiaries, one of which is its own financial reporting segment and the remaining two of which are combined into one financial reporting segment. In early 2004, we created a seventh wholly-owned automotive systems group, which is included in an existing financial reporting segment.

Our corporate and other operations, which is a separate reportable segment, consist of operations that support or are ancillary to our automotive operations and, until August 29, 2003, included our automotive real estate operations.

                        PUBLIC AUTOMOTIVE SYSTEMS GROUPS

Our public automotive systems groups consist of three publicly traded companies, in which we have controlling interests through voting securities, as follows:

o    Decoma International Inc.;

o    Intier Automotive Inc.; and

o    Tesma International Inc.

DECOMA INTERNATIONAL INC.

Decoma is a leading global manufacturer and Tier 1 supplier of automotive exterior components and systems for cars and light trucks. As at December 31, 2003, Decoma employed approximately 15,000 employees in 49 manufacturing, engineering and product development facilities (including two multi-group facilities) in Canada, the United States, Mexico, Germany, Belgium, England, Japan, France, Austria, Poland and the Czech Republic. Decoma's Class A Subordinate Voting Shares are listed and posted for trading on the Toronto Stock Exchange, under the trading symbol "DEC.A", and are listed and quoted on the NASDAQ National Market, under the trading symbol "DECA". In 2003, Decoma's sales were approximately $2.426 billion, representing approximately 16% of our consolidated sales, and operating income was approximately $142 million.

Decoma's main product segments are:

o    fascias (bumpers);               o    front-end and rear-end modules;

o    plastic body panels;             o    exterior trim-components and systems;

o    greenhouse and sealing systems;  o    roof modules; and

o    lighting components.

Within these product segments, Decoma possesses a full range of manufacturing and tooling capabilities. Decoma uses molding technologies such as structural reaction injection, reaction injection, injection, compression and thermoset molding. Decoma's metal forming processes include metal stamping, roll forming, tube forming and stretch bending, while its extrusion processes include co-extrusion as well as thermoset and thermoplastic extrusion. Decoma also employs a number of finishing processes, including painting, hardcoating, chrome plating and anodizing.

In addition to its principal manufacturing operations, Decoma designs, engineers, manufactures, assembles and installs spoilers, rocker panels, splash guards and air dams. In this product area, Decoma also performs in-line vehicle system assembly work (consisting of installation of cladding, rocker panels, spoilers, wheel flares, running boards, exhaust tips, striping decals, light bars, tonneau covers, fascias, body side moldings, hood deflectors and grilles) primarily for General Motors and DaimlerChrysler specialty vehicle production programs.

Decoma has a diversified customer base that spans the major automotive markets of North America and Europe. In North America, Decoma's primary customers are the various North American operating divisions and subsidiaries of Ford, General Motors, DaimlerChrysler, Honda, Nissan and Toyota. In Europe, Decoma's customers include the European operating divisions and subsidiaries of DaimlerChrysler, the Volkswagen group, Ford, Land Rover, General Motors, BMW, Volvo Truck, Renault, MAN Truck, PSA Peugeot-Citroen, Toyota and Honda. Decoma's largest production programs in 2003 include:

o    the Ford Explorer and Crown Victoria/Grand Marquis (in North America);

o    the DaimlerChrysler Sebring/Stratus (in North America);

o    the Mercedes-Benz C-Class (in Europe);

o    the Volkswagen group's T5 transit van (in Europe); and

o    the Opel Epsilon (in Europe).

Decoma owns minority interests in two joint ventures - Bestop, Inc. and Modular Automotive Systems, L.L.C. Bestop is a leading North American Tier 1 supplier of fabric tops, related framing systems and accessories for automobile manufacturers and aftermarket applications (principally sport utility vehicles). Decoma owns a 40% equity interest in Bestop and manages operations, while we own the remaining 60% equity interest. Bestop has one manufacturing facility and one product development facility. Bestop supplies the aftermarket and also supplies automobile manufacturers, which include DaimlerChrysler, CAMI, Suzuki, Isuzu, Toyota and Ford, from manufacturing facilities located in the State of Colorado. Modular Automotive Systems is a Michigan-based minority controlled sequencing and sub-assembly operation which is certified as a minority business enterprise under the certification guidelines of the Michigan Minority Business Development Council. Decoma owns a 40% equity interest in Modular Automotive Systems, while Hollingsworth Logistics Group, L.L.C. and a related company own the remaining 60% equity interest in Modular Automotive Systems and maintain management control of it. Modular Automotive Systems provides sequencing and sub-assembly services to a number of automobile manufacturers on a minority credit basis.

Decoma's operations have grown significantly in recent years through several strategic acquisitions. In January 2001, we sold to Decoma the assets of our Magna Exterior Systems group and the shares of Decoma Exterior Trim, Inc. that were not already owned by Decoma. In September 2001, Decoma purchased the automotive lighting business of Autosystems Manufacturing, which added a new product group to Decoma's overall exterior product mix and enhanced Decoma's overall module capability. Decoma's automotive lighting business was further enhanced by the acquisition of Federal-Mogul Corporation's original equipment automotive lighting business in April 2003, consisting of a manufacturing facility in Matamoros, Mexico, a distribution centre in Brownsville, Texas, an assembly operation in Toledo, Ohio and certain of the engineering operations, contracts and equipment at Hampton, Virginia. Decoma also acquired the shares of HDO Galvano-und Oberflachentechnik GmbH, which operated a chroming line adjacent to Decoma's Idoplas facility in Germany, in late 2003.

INTIER AUTOMOTIVE INC.

Intier is a global full-service supplier of automotive interior and closure components, systems and modules for cars and trucks. As at December 31, 2003, Intier employed approximately 24,000 employees at 71 manufacturing facilities (including one joint venture facility with Magna Steyr) and 17 product development, engineering and testing centers (including one joint venture facility with Magna Steyr and one multi-group facility), in Canada, the United States, Mexico, Brazil, Germany, Austria, the United Kingdom, France, Spain, Italy, Belgium, Poland, the Czech Republic and China. Intier's Class A Subordinate Voting Shares are listed and posted for trading on the Toronto Stock Exchange under the trading symbol "IAI.A" and are listed and quoted for trading on the Nasdaq National Market under the trading symbol "IAIA". In 2003, Intier's sales were approximately $4.654 billion, representing approximately 30% of our consolidated sales, and operating income was approximately $124 million.

Intier's main product segments are:

o    complete cockpit systems;        o    seat hardware systems and mechanisms;

o    sidewall and trim systems;       o    latching systems;

o    overhead systems;                o    window systems;

o    complete seat systems;           o    system module technologies;

o    floor carpet and complete        o    electro-mechanical systems; and
     acoustic systems;

o    cargo management systems.

Intier employs a number of different technologies in its operations. For example, seating and seating components are manufactured using both traditional "cut & sew" technology and Intier's patented Mold-In-Place(TM) technology. Manufacturing methods for cockpit and sidewall systems include low pressure and injection molding, compression of molding, vacuum forming, slush molding and spray urethane.

Intier's primary customers include DaimlerChrysler, Ford and General Motors and their respective operating divisions and subsidiaries. Intier also supplies products to a number of other automobile manufacturers, including BMW, the Volkswagen group (including Porsche), Fiat, Nissan, Honda and Toyota. Examples of some of Intier's current programs include:

o    the instrument and door panels for the BMW 6-series;

o the complete seating system, including stow-in-floor seating, window regulators, power sliding doors and power liftgates, for the DaimlerChrysler minivan;

o the complete seating system, door panels, overhead system, other interior trim and latches for the Ford Escape/Mazda Tribute sport utility vehicles;

o    the cockpit module, door panels and interior trim for the MINI by BMW;

o    the door panels and other interior trim for the BMW 3-series;

o    the complete seating system and latches for the Chrysler Pacifica;

o the overhead system, complete seating system, window regulators, door panels and the interior trim on the Ford Freestar/Mercury Monterey minivans;

o    the interior trim, carpet and cargo system for the Mercedes-Benz A-Class;

o    the instrument panel and overhead system for the Cadillac CTS and SRX;

o    the instrument panels and door panels for the Jaguar XJ;

o    the instrument and panel for the Audi A3 and A8;

o    the door panels for the BMW 1-series;

o    latches for various Audi platforms; and

o    the mid-door module for the General Motors Hummer H2 sport utility truck.

As a result of the wide range of interior components, modules and systems that Intier produces, combined with its engineering and program management capabilities, Intier was selected by General Motors to manage, design and produce the complete seats, instrument panels and overhead system for the Chevrolet Equinox and has been named as the interior integrator for the next generation General Motors small car platform (which includes production contracts), each of which will commence production in 2004. In 2003, Intier launched the integration of the complete interior (including seats) of the Cadillac SRX and in 2004 will launch the integration of the interior (excluding seats) for the Cadillac STS.

Intier participates in a number of joint ventures created to facilitate its entry into new markets and the exchange of technical know-how and other intellectual property and to expand its product and engineering expertise as well as its customer base. Intier owns a 50% interest in each of the following joint ventures:

o the Bloomington-Normal Seating Company joint venture with Namba Press Works Co. Ltd., which manufactures complete seating systems in Illinois for a Mitsubishi/DaimlerChrysler joint venture;

o the Shanghai Lomason Automotive Seating Company joint venture with Shanghai Jiao Yun Co. Ltd., which manufactures seat frames, metal stampings and complete aftermarket seats in China;

o GRA-MAG Truck Interior Systems, L.L.C., a joint venture with Grammar AG, which supplies seating systems to the North American medium and heavy-duty truck market;

o the Magna Kansei joint venture in the United Kingdom with Calsonic International Europe, which supplies Nissan U.K., BMW, Land Rover and General Motors with instrument panels, consoles and glove boxes using injection molding technology;

o the Advanced Car Technology Systems (ACTS) joint venture with Magna Steyr in Germany, which provides component, system and full vehicle testing and simulation services to Intier, Magna Steyr and third parties;

o the D-K Intier Co., Ltd. joint venture with Dong-Kwang Tech Co., Ltd. in South Korea, which was formed to pursue a seating program opportunity; and

o the Uniport joint venture in France with Magna Steyr, which supplies complete door and tailgate modules for the DaimlerChrysler Smart Car.

In addition, we have a 32% equity interest in Camaco L.L.C, which is a registered minority supplier of seat frames with operations located in Columbus, Nebraska and Marianna, Arkansas and a sales and engineering office in Novi, Michigan and which supplies seat frames to Intier and several of its competitors. Intier has the option to purchase from us, and we have the right to require Intier to purchase our equity interest in Camaco L.L.C., for a nominal purchase price. Intier also has a 45% interest in Dakkota L.L.C., a joint venture with Rush Group L.L.C. (a certified minority supplier). Dakkota is responsible for providing sequencing, logistics management and assembly services with respect to several programs (including the Cadillac CTS) under which Intier is manufacturing and supplying certain interior products.

TESMA INTERNATIONAL INC.

Tesma designs, engineers, tests and manufactures engine, transmission and fueling components, assemblies, modules and systems for cars and light trucks. As at December 31, 2003, Tesma employed approximately 5,000 employees in 25 manufacturing facilities located in Canada (Ontario and Nova Scotia), the United States (Michigan), Germany, Austria, South Korea, China and Brazil, and five research and development centres supporting Tesma's three product technologies groups. In addition, the acquisition of Davis Industries in January 2004 added approximately 700 employees, three manufacturing facilities and one engineering center. Tesma's Class A Subordinate Voting Shares are listed and posted for trading on the Toronto Stock Exchange, under the trading symbol "TSM.A", and are listed and quoted on the NASDAQ National Market, under the trading symbol "TSMA". In 2003, Tesma's sales were approximately $1.102 billion, representing approximately 7% of our consolidated sales, and operating income was approximately $110 million.


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Tesma operates in three product technologies groups, as follows:

o TESMA ENGINE TECHNOLOGIES - including: accessory and timing belt drive tensioner products and systems and other highly engineered drive systems products (overrunning alternator decoupler assemblies, idler pulley assemblies, multi-function crankshaft pulley assemblies and tubular driveshaft assemblies); steel, phenolic (plastic) and aluminum pulleys for virtually all engine applications (crankshafts, alternators, power steering pumps, air-conditioning compressors and water pumps); torsional vibration dampers, crankshaft isolators, and other vibration attenuation devices; aluminum die cast and precision machined oil pans, cam cover assemblies and rocker covers, and engine front cover plates; cooling system cross-over tubes, injection molded water outlet assemblies and thermostat housings; engine oil and water pump systems; and, most recently, collapsible drive shaft assemblies, engine balance shaft assemblies and camshaft phasing systems;

o TESMA TRANSMISSION TECHNOLOGIES - including: flexplates (both one- and two-piece designs); die-formed/flow-formed/cast and machined transmission clutch housings and shaft assemblies; stamped and assembled transmission oil pans; aluminum die cast and machined case extensions; fineblanked products, including separator and backing plates; drive hubs and housings, pistons, damper plates, reaction and input shells, shift detent plates and other transmission components; torque converter damper plate assemblies; transmission oil pumps; servo piston and accumulator assemblies; and, most recently, various components (pistons, plungers and clutch housings) for continuously variable transmission applications, friction clutch pack assemblies, torque converter stator shafts and transfer case output shafts and flanges; and

o TESMA FUEL TECHNOLOGIES - including: traditional automotive caps (fuel, radiator, coolant reservoir and oil); fuel filler inlet assemblies; vapour recovery valves/systems; vent, fill and spud tubes; thin-walled, stainless steel "cap-to-tank" fuel filler modules (integrated refueling units consisting of the fuel cap, filler inlet and filler pipe or tube, plus in some applications, "on-board refueling vapour recovery" (ORVR) system technology ; and, most recently, stainless steel fuel filler pipes, stainless steel fuel tank assemblies and fuel sender units.

Tesma employs a wide variety of different manufacturing capabilities and processing technologies in its operations, many of which are used across multiple product groups. Tesma's current capabilities include metal die-forming, flow-forming, stamping and spinning, synchronous roll-forming, die-spline rolling, precision-heavy stamping, fineblanking, steel tube bending and end-forming, hydroforming, stainless steel plasma welding, aluminum die casting, gravity casting and precision machining, plastic injection molding, including plastic welding, and automated assembly. Using these metal, aluminum and plastic processing technologies, Tesma is able to engineer and supply unique components, assemblies and modules that offer performance, weight, cost and packaging advantages in each of its engine, transmission and fuel technologies product areas.

Although Tesma is principally a supplier to automobile manufacturers in North America and Europe, it has a diversified worldwide customer base that spans each of the four major automotive markets - North America, Europe, Asia and South America. Tesma's primary customers in North America are General Motors, Ford and DaimlerChrysler, including their respective operating divisions and subsidiaries, while its European customer base is quite diversified and includes virtually all significant automobile manufacturers with vehicle assembly operations in Europe, the primary ones being the Volkswagen group, DaimlerChrysler and General Motors. Tesma also delivers products to customers in China, Japan, South Korea, Taiwan, Singapore, Indonesia, Thailand, Philippines, Australia, Brazil, Argentina, Venezuela and South Africa.

The substantial majority of Tesma's products are engine or transmission specific, and therefore may be installed or available as options over a variety of vehicle platforms. Nevertheless, examples of some of Tesma's current "high content" North American engine and transmission programs (including their respective vehicle applications) include:

o the General Motors L850 engine program (Saturn Ion and Vue, Chevrolet Cavalier and Pontiac Sunfire and Grand Am);

o the General Motors Gen III/IV engine program (Cadillac Escalade, Chevrolet Silverado, Suburban and Tahoe, GMC Sierra and Yukon);



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o    the General Motors Line 6 engine program (Chevrolet Trailblazer and GMC
     Envoy);

o the Ford Modular V8 engine program (Ford Mustang, Crown Victoria, F-Series pick-up trucks, Explorer, Expedition and Lincoln Navigator and Aviator);

o the Ford 5R110 transmission program (diesel engine application for Ford's heavier duty F-Series trucks);

o the General Motors 4L60 transmission program (General Motors' full-sized pickup and sport utility vehicle families); and

o the Allison LT1000 transmission program (General Motors' heavier duty pick-up trucks and medium duty trucks).

                     WHOLLY-OWNED AUTOMOTIVE SYSTEMS GROUPS

During 2003, we had three wholly-owned automotive systems groups, which were organized among our wholly-owned subsidiaries, as follows:

o    Magna Steyr;

o    Magna Donnelly; and

o    Cosma International.

In early 2004, we created a fourth wholly-owned automotive systems group, Magna Drivetrain.

MAGNA STEYR

Magna Steyr is the automotive industry's leading assembler of low-volume derivative, specialty and other vehicles for automobile manufacturers. Magna Steyr also provides complete vehicle design, engineering, validation and testing services. As at December 31, 2003, Magna Steyr employed approximately 8,500 employees at five manufacturing and assembly facilities (including one joint venture facility with Intier and one joint venture facility with Cosma) and seven engineering and testing facilities (including one joint venture facility with Intier and one multi-group facility), located in Austria, Germany, France, Hungary, India and the United States (excluding the employees and facilities that are now part of Magna Drivetrain). In 2003, Magna Steyr's sales were approximately $2.719 billion, representing approximately 18% of our consolidated sales, and operating income was approximately $47 million. Until Magna Drivetrain was established as a separate automotive systems group in early 2004, the operations of Magna Drivetrain were part of Magna Steyr (see "Magna Drivetrain" below). Magna Steyr's results continue to include the results of Magna Drivetrain, in a single financial reporting segment.

Magna Steyr's complete vehicle, systems and components engineering as well as its testing capabilities enable it to participate in the vehicle and systems concept and design process through: involvement in advance development and the preparation of feasibility studies; the development phase, in which technical calculations and simulations are performed and full vehicle prototypes are built; and the vehicle testing and production planning stage.

Magna Steyr's primary customers are automobile manufacturers located in Europe, although Magna Steyr supplies to certain automobile manufacturers in North America. Magna Steyr currently assembles the following vehicles at its facility in Graz, Austria, with a combined volume of approximately 100,000 vehicles in 2003, for sale to the global market for the following automotive manufacturers:

o DaimlerChrysler: the Mercedes-Benz G-Class, E-Class and 4MATIC; 4x4 systems for the Mercedes-Benz C-Class and S-Class; the Jeep Grand Cherokee; and the Chrysler Voyager;

o    Saab: the 9(3) convertible, since the third quarter of 2003; and

o    BMW: the X3 sport activity vehicle, since the fourth quarter of 2003.



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

Magna Steyr operates a joint venture with Intier in Hambach, France which produces complete door systems for the DaimlerChrysler SMART car, as well as the Advanced Car Technology Systems (ACTS) joint venture which focuses on total vehicle safety systems integration and supports Magna Steyr, Intier and third party suppliers in the development and testing of their respective systems and components. Magna Steyr also operates a joint venture in Hambach, France with Cosma, which produces the complete body-in-white for the DaimlerChrysler SMART car.

In 2002, Magna Steyr completed the acquisition from DaimlerChrysler of the Eurostar assembly facility, located adjacent to Magna Steyr's assembly facility in Graz, Austria. This acquisition increased Magna Steyr's assembly capacity to approximately 200,000 vehicles per year, making it the largest automobile manufacturer in the world without its own brand. This facility is used for the assembly of the BMW X3 sport activity vehicle.

MAGNA DRIVETRAIN

Magna Drivetrain is a leading supplier of drivetrain components, with a focus on all-wheel drive vehicles, including transfer cases, power take-off units, axle differentials, all-wheel drive couplings, complete chassis modules and mass balancing units. Magna Drivetrain was established in early 2004, based on Magna Steyr's powertrain operations, which included, as at December 31, 2003, approximately 1,500 employees at three manufacturing facilities and one engineering and testing facility, which are located in Austria, Mexico and the United States. Magna Drivetrain's results continue to be included in the results of Magna Steyr, in a single financial reporting segment.

Magna Drivetrain supplies the following components and modules on these programs:

o    the transfer cases for the BMW 5-series and 3-series;

o the four-wheel drive components for the Mercedes-Benz S-Class, E-Class and C-Class;

o    the rear suspension module for the Buick Rendezvous; and

o all-wheel drive components for several vehicle models of the Volkswagen group (including Audi, SEAT and Skoda).

Magna Drivetrain was recently awarded a contract to develop and produce new transfer cases for the General Motors next-generation full-size pick-up trucks and sport utility vehicles. In addition, Magna Drivetrain was recently awarded a contract to develop and produce a new all-wheel drive system for future Volkswagen group models.

If and when we complete the recently announced transaction with DaimlerChrysler regarding our purchase of the business of New Venture Gear, we expect that it will form part of Magna Drivetrain. See "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS - RECENT DEVELOPMENTS IN OUR BUSINESS - Strategic Acquisitions and Divestitures" above.

MAGNA DONNELLY

Magna Donnelly is the automotive industry's leading supplier of automotive mirror systems. It primarily supplies automotive customers around the world with rear vision systems (mirrors and cameras), modular window systems (engineered glass) and handle products. Magna Donnelly integrates sophisticated automotive electronics and communications technology in its products. As at December 31, 2003, Magna Donnelly employed approximately 8,100 people at 26 manufacturing facilities and three engineering and testing facilities with locations in the United States, Austria, China, France, Germany, Ireland, Malaysia, Mexico, Spain and Slovakia. Magna Donnelly's financial results are included with those of Cosma in our "Other Automotive Operations" financial reporting segment.


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


Magna Donnelly's main product segments are:

o    interior rearview mirror systems;       o    door closure systems;

o    exterior rearview mirror systems;       o    glass fabrication and coating;

o    advanced vision systems;                o    automotive electronics; and

o    modular windows.

The growth strategy of Magna Donnelly focuses on developing value-added features around core products including complete interior and exterior mirrors, modular encapsulated windows, electrochromic mirrors and bonded hardware window systems.

Magna Donnelly has a diverse customer base, which includes Ford (including Volvo), DaimlerChrysler, General Motors (including Saab), Honda, the Volkswagen group, BMW, Toyota, PSA Peugeot-Citroen and Renault. Some examples of Magna Donnelly's programs include:

o Ford: the Expedition/Navigator, F-Series trucks, Taurus/Sable cars, and the Volvo S80;

o DaimlerChrysler: the Caravan/Voyager/Town & Country minivans, the Chrysler Pacifica, the Jeep Grand Cherokee and the MercedesBenz C-Class and E-Class;

o    General Motors: the Trailblazer/Bravada/Envoy and the Saab 95;

o    Honda: the Accord and Civic;

o    Volkswagen group: the Golf/Polo, Passat B6, Audi A4 and the Porsche
     Cayenne;

o    BMW: the 3-series, 5-series, 7-series and Z4; and

o    Renault: the Laguna.

Magna Donnelly participates in one joint venture and operates two wholly-owned facilities in China, for the manufacture and sale of automotive products in the Asian markets, and participates in one joint venture in Malaysia.

COSMA INTERNATIONAL

Cosma manufactures a comprehensive range of metal body systems, components, assemblies and modules. As at December 31, 2003, Cosma employed approximately 12,600 people in 36 manufacturing facilities (including one joint venture with Magna Steyr) and 10 engineering and testing facilities located in Canada, the United States, Mexico, Germany, Austria, France, the Czech Republic, India and Japan. Cosma's results are combined with Magna Donnelly's results under our "Other Automotive Operations" financial reporting segment. In 2003, the sales attributable to this segment were approximately $4.591 billion, representing approximately 30% of our consolidated sales, and operating income was approximately $421 million.

Cosma's main product and service segments are:

o    chassis systems;                            o    stampings;

o    body systems;                               o    design and engineering;

o    metalforming technologies;                  o    suspension modules; and

o    axle assemblies.


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

Cosma has extensive engineering capabilities with respect to computer-aided design and computer-aided manufacturing, complete body engineering, failure effects analysis, prototyping, concept vehicles and testing. Cosma's product engineering team creates original engineering drawings, feasibility studies, working prototypes and full-scale testing programs to meet or establish customer specifications. Manufacturing and engineering personnel design and build the manufacturing systems, processes and equipment which link the designed product to high quality, efficient production systems. The advance design engineering and/or prototyping work performed by Cosma can often facilitate the award of production business by automobile manufacturers to one or more of our other automotive systems groups.

Technologies employed by Cosma include a series of metal processing technologies, including conventional stamping and extrusion, roll-forming, hydroforming, hydropiercing, tube to tube welding, hot forming and technically advanced laser welding processes, as well as finishing technologies such as e-coating, powder coating and aluminum heat treating.

Cosma's primary customers include General Motors, DaimlerChrysler, BMW, Ford, Volkswagen, Honda and Toyota. For example, Cosma supplies:

o complete frames for the General Motors full-size pick-up trucks and sport utility vehicles;

o    all exterior Class A stamped body panels for the BMW Z4;

o complete underbody sub-assemblies for the Ford Escape/Mazda Tribute sport utility vehicles;

o    the rear cradle assemblies for the Volvo XC90 sport utility vehicle; and

In addition, Cosma was recently awarded a contract to manufacture frames for the next-generation Ford Explorer sport utility vehicle.

Cosma operates a joint venture in Hambach, France with Magna Steyr, which produces the complete body-in-white for the DaimlerChrysler SMART car.

During 2003, Cosma operated various tooling facilities. These facilities, which have approximately 800 employees and engineer, design and build the tools, dies and assembly equipment that are necessary for the production of our products, were recently organized into a separate business unit. We expect that this will allow us to respond to trends and developments in the automotive industry more quickly and to serve our internal tooling needs and external customers more effectively.

                               CORPORATE AND OTHER

Our corporate and other operations support, or are ancillary to, our automotive operations. Prior to August 29, 2003, this included our real estate operations. Substantially all of our automotive real estate is owned by MI Developments, all of the shares of which we distributed to our shareholders of record at the close of business on August 29, 2003. See "ITEM
2. GENERAL DEVELOPMENT OF THE BUSINESS - SPIN-OFF OF MI DEVELOPMENTS INC. AND MAGNA ENTERTAINMENT CORP." above.

                            RESEARCH AND DEVELOPMENT

We have historically emphasized technology development and have a policy, embodied in our Corporate Constitution, to allocate a minimum of 7% of our pre-tax profits (as defined in the Corporate Constitution) for each financial year to research and development during that financial year or the next succeeding financial year. See "ITEM 9. CORPORATE CONSTITUTION - Research and Development" below.

Our past development activities have resulted in a number of new and improved manufacturing processes and proprietary products, including those discussed above under "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS RECENT DEVELOPMENTS IN OUR BUSINESS - New Products and Technologies" above. We expect that our involvement in the development of manufacturing technology and product technology in

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cooperation with automobile manufacturers will increase as automobile manufacturers further involve suppliers in the vehicle development process.

                          MANUFACTURING AND ENGINEERING

FACILITIES

As at December 31, 2003, we had 207 manufacturing facilities (including 13 joint venture facilities, two of which are between our automotive systems groups), of which 121 are in North America, 75 are in Europe, eight are in Asia and three are in South America. These manufacturing facilities occupied approximately 35.7 million square feet, of which approximately 63% was leased from MI Developments, 17% owned by our automotive systems groups and the remaining 20% was leased from third parties, typically under leases having terms of five years or more with options to renew. As at December 31, 2003, our manufacturing facilities ranged in size from approximately 9,200 to 3.5 million square feet of floor space, and most of them maintained an in-house tooling capability with a staff or experienced tool and die makers. As production has become more automated, the size and potential production capacity of our typical facility is increasing. We are operating many of our manufacturing facilities on a multi-shift basis.

As at December 31, 2003, we also operated 49 product development and engineering facilities (including four joint venture facilities, one of which is between our automotive systems group, and two multi-group facilities), of which 21 are in North America, 25 are in Europe and three are in Asia. Such facilities occupy approximately 2.7 million square feet, of which approximately 41% was leased from MI Developments, 38% was owned by our automotive systems groups and the remaining 21% was leased from third parties, typically under leases having terms of five years or more with options to renew.

RAW MATERIALS

We purchase our raw materials to the extent possible from domestic suppliers in the jurisdictions in which we do business. Factors such as price, quality, transportation costs, warehousing costs, availability of supply and timeliness of delivery have an impact on the decision to source from certain suppliers. In the past, we have purchased raw materials offshore when shortages of materials, such as certain high quality grades of steel have occurred. Recently, we have experienced significant increases in the cost of steel and steel products. The price increases are primarily the result of increasingly scarce steel-making ingredients, such as scrap steel, iron ore and coke coal, and a significant increase in demand for steel in China. In some cases, surcharges on existing prices have been imposed by steel suppliers with the threat of withheld deliveries if the surcharges are not accepted, notwithstanding pre-existing steel supply or pricing agreements that may be in effect. However, to date, we have not experienced any significant difficulty in obtaining supplies of parts, components or raw materials for our manufacturing operations, including steel and steel products. We do not carry inventories of either raw materials or finished products in excess of those reasonably required to meet production and shipping schedules.

                                 HUMAN RESOURCES

As at December 31, 2003, we employed approximately 74,400 employees, including approximately 20,800 in Canada, 28,100 in Europe, 14,100 in the United States, 8,800 in Mexico, 2,300 in Asia and 300 in South America.

HUMAN RESOURCE PRINCIPLES

EMPLOYEE EQUITY PARTICIPATION AND PROFIT SHARING PROGRAM

Since 1975, we have maintained an employee equity and profit participation program to foster participation in profits and share ownership by our eligible employees. Our Corporate Constitution requires that 10% of our employee pre-tax profits before profit sharing (as defined in our Corporate Constitution) for a fiscal period be allocated to (i) the employee equity participation and profit sharing plan, including similar plans for Intier, Decoma and Tesma, (ii) contributions to a company pension plan, or (iii) a cash distribution to eligible employees of the respective companies. See "ITEM 9. CORPORATE CONSTITUTION - Employee Equity Participation and Profit Sharing Programs" below.


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MANAGEMENT INCENTIVE COMPENSATION

We believe that profit participation motivates members of management. Accordingly, our automotive management compensation structure consists of a base salary (which in most instances is relatively low compared to automotive industry norms) and an incentive bonus. Our Corporate Constitution provides that aggregate incentive bonuses for eligible members of our management in any fiscal year will not exceed 6% of our pre-tax profits (as defined in the Corporate Constitution) before profit sharing for that financial year. See "ITEM 9. CORPORATE CONSTITUTION - Incentive Bonuses; Management Base Salaries" below.

EMPLOYEE'S CHARTER

We are committed to an operating philosophy based on fairness and concern for people. This philosophy is embodied in the principles of our Employee's Charter, which consists of the following:

o JOB SECURITY - Being competitive by making a better product for a better price is the best way to enhance job security. We are committed to working together with our employees to help protect their job security. To assist our employees, we will provide job counseling, training and employee assistance programs to our employees.

o A SAFE AND HEALTHFUL WORKPLACE - We strive to provide our employees with a working environment which is safe and healthful.

o FAIR TREATMENT - We offer equal opportunities based on an individual's qualifications and performance, free from discrimination or favoritism.

o COMPETITIVE WAGES AND BENEFITS - We will provide our employees with information which will enable them to compare their total compensation, including total wages and total benefits with those earned by employees of our competitors, as well as with other plants in the communities in which our plants are located.

o EMPLOYEE EQUITY AND PROFIT PARTICIPATION - We believe that every one of our employees should share in our financial success.

o COMMUNICATION AND INFORMATION - Through regular monthly meetings between management and employees and through publications, we will provide our employees with information so that they will know what is going on in the company and in the industry.

o EMPLOYEE HOTLINE - Should any of our employees have a problem, or feel the foregoing principles are not being met, we encourage them to call the Hotline or use self-addressed Hotline envelopes to register their complaints. Employees do not have to give their names, but if they do, it will be held in strict confidence. Hotline investigators will answer an employee's call. The Hotline is committed to investigating and resolving all concerns or complaints and must report the outcome to our global human resources department.

o EMPLOYEE RELATIONS ADVISORY BOARD - The Employee Relations Advisory Board is a group of people who have proven recognition and credibility relating to humanitarian and social issues. This Board will monitor, advise and ensure that we operate within the spirit of our Employee's Charter and the principles of our Corporate Constitution.

HUMAN RESOURCE POLICIES

In furtherance of our commitment to fairness, as demonstrated in our Employee's Charter, we have established Fairness Committees in most of our North American manufacturing facilities which enable employees at such facilities to have many of their concerns resolved by a committee comprised of both management and employees, voting by secret ballot. In 2001, we established the position of Employee Advocate to work with our employees and management to ensure that any problems that arise in the workplace are addressed quickly and in accordance with our Employee's Charter, Corporate Constitution and operating principles. Most of our divisions have an

Employee Advocate who can only be removed if more than 50% of the shop floor employees at the applicable division vote to remove him or her through a periodic secret ballot.

We have established many employee communication programs, such as monthly divisional employee meetings, continuous improvement team meetings, an employee hotline and employee opinion surveys to help ensure employee involvement and feedback. In addition, we maintain a 100 acre recreational park within 20 miles of most of our Toronto-area facilities for use by our employees and their families.

In addition to the employee equity participation and profit sharing programs discussed above under "Human Resource Principles", we maintain a group retirement savings plan in Canada and a 401(k) plan in the United States whereby we partially match employees' contributions made through payroll deductions. These plans complement the employee equity participation and profit sharing programs and the pension plans, and are designed to assist employees in providing replacement income for retirement. Those employees who choose to participate in our pension plan are not eligible to receive our matching payment on their group retirement savings plan or 401(k) contributions and receive a reduced allocation from the employee equity participation and profit sharing program.

LABOUR RELATIONS

We believe that we maintain positive relations with our employees and the unions representing the employees at certain of our automotive divisions.

Employees of Intier's Mississauga Seating division in Mississauga, Ontario, as well as employees of Intier's Integram Windsor and Innovatech seating divisions in Windsor, Ontario, are covered by collective agreements with the National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW). Employees of Intier's Integram St. Louis, Excelsior Springs and Lewisburg seating divisions and its Ontegra Brighton interiors division are represented in the United States by the International Union, United Automobile Aerospace and Agricultural Workers of America (UAW). The forms of collective agreements negotiated with the CAW and the UAW recognize our unique operating philosophy, including our Employee's Charter and fundamental principles. In particular, these agreements recognize the need for wages and benefits to be competitive with our competitors, rather than those paid by our customers' vehicle assembly operations. One of the key features of these agreements is the "no strike - no lock-out" language during the life of such agreements.

We are also in discussions with the UAW regarding collective agreements for employees at the Syracuse, New York facility of New Venture Gear, Inc. See "ITEM 2. GENERAL DEVELOPMENT OF THE BUSINESS - RECENT DEVELOPMENTS IN OUR BUSINESS - Strategic Acquisitions and Divestitures" above.

Employees at a number of our divisions in Mexico are currently covered by collective bargaining agreements with various unions. These divisions are Cosma's Autotek (Puebla) and Formex/Pressmex (Saltillo) divisions, Intier's Automotive Interiors de Mexico (Saltillo) division, Magna Drivetrain's division in Saltillo, Magna Donnelly's division in Monterrey, as well as Decoma's Decoplas division in Mexico City.

Various unions represent employees at certain of Intier's interior systems and seating divisions, as well as certain of Decoma's divisions, in the United Kingdom. Certain of our European employees are covered by national industry-wide agreements relating to compensation and employment conditions and are members of in-house employees' associations or trade unions.

From time to time, various unions seek to represent groups of our employees and, as a result, we may become party to additional collective agreements in the future.


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

                                   COMPETITION

We face numerous sources of competition in the markets in which we operate, including from automobile manufacturers, other outside automotive components suppliers and numerous other suppliers in which one or more automobile manufacturers may have direct or indirect investments. We believe that there are a number of suppliers that can produce some or all of the components, assemblies, modules and systems that our automotive systems groups currently produce. Some of our competitors have greater technical or marketing resources than we do and some of them are dominant in markets in which we operate.

The basis on which automobile manufacturers select automotive components suppliers is determined by a number of factors, including price, quality, service, historical performance, timeliness of delivery, proprietary technologies, scope of in-house capabilities, existing agreements, responsiveness to the customer, the supplier's overall relationship with the automobile manufacturer, the degree of available and unutilized capacity or resources in the manufacturing facilities of the automobile manufacturer, collective bargaining agreement provisions, labour relations issues and other factors. The number of competitors that are solicited by automobile manufacturers to bid on any individual product has been reduced in many cases and we expect further reductions as automobile manufacturers follow through on their stated intentions of dealing with fewer suppliers and awarding those suppliers longer-term contracts.

                               SALES AND MARKETING

SALES OFFICES

We sell our products to automobile manufacturers located in Canada through sales offices located in southern Ontario, and to automobile manufacturers located in Western Europe through sales offices located primarily in Austria, Germany, the United Kingdom, France, Italy and Spain. Sales to North American automobile manufacturers located in the United States and Mexico, including foreign automobile manufacturers with operations in the United States, are coordinated through independent sales representatives in Michigan. We also maintain sales offices in Japan to help coordinate sales to Japanese automobile manufacturers and their North American operations, as well as in South Korea and Brazil. In 2003, we opened an engineering office in Japan and a purchasing office in Shanghai, China. We are also in the process of establishing an engineering and sales office in Shanghai, China. These offices will facilitate our planned geographic expansion into these growth markets. The various internal operating divisions and subsidiaries of the automobile manufacturers normally initiate many of their own purchasing decisions and, accordingly, each automobile manufacturer effectively constitutes different customers, although this is changing as automobile manufacturers are increasingly sourcing global platforms.

PURCHASE ORDERS

Our sales are generated through customer requests to quote on particular products, including parts, components and assemblies, and the tools and dies to produce parts. Purchase orders for our products are typically for one or more models, and typically extend over the life of each model, which is generally four to seven years. However, purchase orders issued by our automobile manufacturer customers typically do not require them to purchase any minimum number of our products. Releases under such purchase orders, which authorize us to supply specific quantities of products, are issued for planning, raw material and production purposes typically over a one to four month period in advance of anticipated delivery dates. The actual number of products that we supply under purchase orders in any given year is dependent upon the number of vehicles produced by the automobile manufacturers of the specific models in which those products are incorporated.

It has been our experience that once we receive purchase orders for products for a particular vehicle model or program, we will usually continue to supply those products until the end of that model or program. However, automobile manufacturers could cease sourcing their production requirements from us for a number of reasons, including if we refuse to accept demands for price reductions or other concessions. We have also obtained new business on a "takeover" basis from our customers and our competitors. This occurs where parts for certain programs are already in production at the automobile manufacturers' facilities or at our competitors' facilities and, for various reasons, those parts are "re-sourced" to us for production at our facilities.


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                              ENVIRONMENTAL MATTERS

HEALTH, SAFETY AND ENVIRONMENTAL POLICY

We are subject to a wide range of environmental laws and regulations imposed by governmental authorities relating to air emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances. We aim to be an industry leader in environmental compliance with the intention to prevent pollution by reducing the impact of our operations on the environment and through technological innovation and process efficiencies. In furtherance of this aim, we have adopted a Health, Safety and Environmental Policy, pursuant to which we are committed to:

o complying with, and exceeding where possible, all applicable health, safety and environmental laws, regulations and standards in all of our operations;

o regularly evaluating and monitoring our past and present business activities impacting upon health, safety and environmental matters;

o ensuring that a systematic health, safety and environmental review program is implemented and monitored at all times for each of our operations, with a goal of continued improvement in health, safety and environmental matters; and

o ensuring that adequate reports on health, safety and environmental matters are presented to our Board of Directors, at a minimum, on an annual basis.

A Health and Safety and Environmental Committee of our Board of Directors assists in overseeing our management's handling of health, safety and environmental issues and annually reviews our Health, Safety and Environmental Policy.

ENVIRONMENTAL COMPLIANCE

As part of our commitment to environmental compliance, we also intend to achieve company-wide compliance with ISO 14001 standards. As of December 31, 2003, 148 of our divisions were ISO 14001 certified.

We operate a number of manufacturing facilities that use environmentally sensitive processes and hazardous materials. We believe that all of these operations meet, in all material respects, applicable governmental standards for waste handling and emissions. Notwithstanding this compliance, we have in the past and may in the future experience complaints regarding some of our manufacturing facilities from neighbouring parties. In the past, such complaints have been addressed by open dialogue with relevant stakeholders and, where appropriate, manufacturing process adjustments.

We are also subject to environmental laws requiring investigation and clean-up of environmental contamination. From time to time our operations and properties become the subject of inquiries or investigations of environmental regulators. We are in various stages of investigation or clean-up at our manufacturing facilities where contamination has been alleged. These stages include performing periodic soil and groundwater sampling, determining the most appropriate corrective action approach for remediating the contamination and obtaining regulatory approval of such approach, performing the remediation itself and monitoring the status of our remediation. Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data about the contaminated site, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination. To date, the costs incurred in complying with environmental laws and regulations, including the costs of clean-up and remediation, have not had an adverse effect on our operations or financial condition. However, changes in these government laws and regulations are ongoing and may make environmental compliance, such as emissions control and waste disposal, increasingly expensive. We cannot predict future costs that may be incurred to meet environmental obligations.

We are subject to environmental laws and regulations both as tenant and owner of our properties. Substantially all of our automotive real estate is leased from MI Developments. Our leases with MI Developments generally

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provide that we, as tenant, must maintain the leased properties in accordance with all applicable laws, including environmental laws. We are also responsible for removing all hazardous and toxic substances when and as required by applicable laws and, in any event, prior to the termination of our occupation of the leased properties. This applies whether or not the contamination occurred prior to our use of the leased properties, unless it was not caused or exacerbated by our use. Our leases generally also contain indemnities in favour of MI Developments with respect to environmental matters, and those indemnities expire after a specified period of time following the termination of the leases.

                              INTELLECTUAL PROPERTY

We own and use numerous patents and patent applications in connection with our operations. We are also licensed to use patents or technology owned by others. From time to time claims of patent infringement are made by or against us. None of the claims against us has had, and we believe that none of the current claims will have, a material adverse effect upon us. While in the aggregate our patents and licenses are considered important in the operation of our business, we do not consider them of such importance that their expiry would materially affect our business.

                                  RISK FACTORS

The industry in which we compete and the business we conduct are subject to a number of risk, and uncertainties. These risks and uncertainties, together with certain assumptions, also underlie the forward-looking statements made in this Annual Information Form. In order to fully understand these risks, uncertainties and assumptions, you should carefully consider the following risk factors in addition to other information included in this Annual Information Form.

RISKS RELATING TO THE AUTOMOTIVE INDUSTRY

CHANGES IN GLOBAL ECONOMIC CONDITIONS COULD REDUCE VEHICLE PRODUCTION VOLUMES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY.

Our operations are directly impacted by the levels of global automotive production. The global automotive industry is cyclical and is sensitive to changes in certain economic conditions, such as interest rates and consumer demand. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for our products and services. The rate of global economic growth, particularly in the United States and parts of Europe, slowed in 2001, partially due to the events of September 11, 2001 and the ensuing war against terrorism, the U.S.-led coalition's war against Iraq, the impact of a series of corporate accounting scandals in the United States and a number of other geopolitical and economic factors. Some of these factors continue to have an effect on these economic conditions. Although low interest rates and incentives offered by automobile manufacturers for the last few years have maintained or increased consumer demand for vehicles in some countries, economic uncertainty remains in North America, Europe, Asia and the rest of the world. A decline in consumer demand for vehicles, as a result of a loss of confidence in the economy, fears of war, political instability or terror attacks, interest rate increases, a reduction in vehicle incentive programs by automobile manufacturers or any other geopolitical, economic or other factors, could prompt automobile manufacturers to cut production volumes. A significant decline in production volumes in any of our principal markets could have a material adverse effect on our profitability.

WE FACE INCREASING PRICE REDUCTION PRESSURES FROM OUR CUSTOMERS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY.

We have entered into, and will continue to enter into, long-term supply arrangements with automobile manufacturers which provide for, among other things, price concessions over the supply term. To date, these concessions have been largely offset by cost reductions arising principally from product and process improvements and price reductions from our suppliers. However, the competitive environment of the automotive industry in North America, Europe and Asia has caused these pricing pressures to intensify. Some of our largest customers have demanded, and will likely continue to demand, additional price concessions and retroactive price reductions. We may not continue to be successful in offsetting price concessions through improved operating

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efficiencies and reduced expenditures. Such concessions could have a material adverse effect on our profitability, to the extent that these price concessions are not offset through cost reductions.

OUR CUSTOMERS INCREASINGLY REQUIRE US TO ABSORB MORE FIXED COSTS IN OUR UNIT PRICING, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR PROFITABILITY.

We are under increasing pressure to absorb more costs related to product design, engineering and tooling as well as other items previously paid for directly by automobile manufacturers. In particular, some automobile manufacturers have requested that we pay for design, engineering and tooling costs that are incurred up to the start of production and recover these costs through amortization in the piece price of the applicable component. Contract volumes for new vehicle programs are based on our customers' estimates of their own future production levels by vehicle body type. However, actual production volumes may vary significantly from these estimates, due to lower than expected consumer demand, delays in product launches and other factors, often without any compensation from our customers. We do not typically rely solely on our customers' estimates of production volumes, but evaluate their estimates based on our own assessment of future production levels by vehicle body type. For programs currently under production, we are typically not in a position to request price changes when volumes differ significantly from production estimates used during the quotation stage. If estimated production volumes are not achieved, the design, engineering and tooling costs incurred by us may not be fully recovered. Similarly, future pricing pressure or volume reductions by our customers could also reduce the amount of amortized costs otherwise recoverable in the unit price of our products. Although these factors have not been material to date, they could have a material adverse effect on our profitability.

WE ARE INCREASINGLY REQUESTED TO ASSUME GREATER PRODUCT WARRANTY AND RECALL COSTS AND ARE SUBJECT TO PRODUCT LIABILITY CLAIMS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL CONDITION.

Automobile manufacturers are increasingly requesting that each of their suppliers bear the costs of the repair and replacement of defective products which are either covered under their warranty or are the subject of a product recall by them. If our products are, or are alleged to be, defective, we may be required to participate in a recall of those products, particularly if the actual or alleged defect relates to vehicle safety. As we become more integrally involved in the development process and assume more of the vehicle system design, integration and assembly, our automobile manufacturer customers could demand greater contribution by us towards product warranty and recall costs. The obligation to repair or replace products supplied by us or a requirement to participate in a product recall could have a material adverse effect on our operations and financial condition.

We are also subject to the risk of exposure to product liability claims in the event that the actual or alleged failure of our products results in bodily injury or property damage. We may experience material product liability losses in the future and may incur significant costs to defend such claims. We currently have product liability coverage under our insurance policies, subject to certain limits. This coverage will continue until August 2004, subject to renewal on an annual basis. In addition, some of our European subsidiaries maintain product recall insurance, which is required by law in certain jurisdictions. We cannot guarantee that our insurance coverage will be adequate for any liabilities we may incur. Furthermore, we cannot guarantee that our coverage will continue to be available at premiums and on other terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage could have a material adverse effect on our operations and financial condition.

THE FINANCIAL DISTRESS OF A CRITICAL AUTOMOTIVE COMPONENTS SUB-SUPPLIER COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL CONDITION.

We rely on a number of sub-suppliers to supply us with a wide range of components required in connection with our business. Economic conditions, intense pricing pressures and a number of other factors have left many automotive components suppliers in financial distress. The continued financial distress or the insolvency or bankruptcy of a major automotive components sub-supplier could disrupt the supply of components to us by these suppliers, possibly resulting in a temporary disruption in the supply of products by us to our automobile manufacturer customers. Any prolonged disruption in the supply of critical components by our sub-suppliers, the inability to resource production of a critical component from a financially distressed automotive components sub-supplier, or any temporary shut-down of one of our production lines or the production lines of our customers, could have a material adverse effect on our operations or financial condition.


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Where we act as a module supplier, integrator or vehicle assembler, we are typically responsible for ensuring the quality of the components supplied to us by automotive components sub-suppliers. In some cases, these sub-suppliers are selected by our automobile manufacturer customers. We take steps to ensure that sub-suppliers remain liable for any product warranty claims, product liability claims or other costs arising from product recalls relating to the components supplied by them. However, we may be liable to our customers if these sub-suppliers become insolvent or are otherwise unable to assume full responsibility for the product warranty claim, product liability claim or product recall costs, which could have a material adverse effect on our financial condition.

A REDUCTION IN OUTSOURCING BY AUTOMOBILE MANUFACTURERS COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

We are dependent on outsourcing by our automobile manufacturer customers. The extent of this outsourcing is dependent on a number of factors, including:

o the cost, quality and timeliness of external production relative to in-house production by automobile manufacturers;

o    relative technological capability;

o    the degree of unutilized capacity at automobile manufacturers' facilities;

o collective bargaining agreements between labour unions and automobile manufacturers; and

o    relations between labour unions and automobile manufacturers.

A reduction in outsourcing by automobile manufacturers could have an adverse effect on our profitability.

TECHNOLOGICAL AND REGULATORY CHANGES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL CONDITION.

Changes in competitive technologies or regulatory or industry requirements may render some of our products obsolete. Our ability to anticipate changes in technology and regulatory or industry requirements and to develop and introduce new and enhanced products successfully on a timely basis will be a significant factor in our ability to grow and remain competitive. We may not be able to anticipate or achieve the technological advances necessary to comply with regulatory or industry requirements in a manner that allows us to remain competitive and to prevent our products from becoming obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. Any of these changes could have an adverse effect on our operations and financial condition.

INCREASED CRUDE OIL AND ENERGY PRICES COULD REDUCE GLOBAL DEMAND FOR AUTOMOBILES AND INCREASE OUR COSTS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

Material increases in the price of crude oil have, historically, been a contributing factor to the overall reduction in the global demand for automobiles. A significant increase in the price of crude oil could further reduce global demand for automobiles and shift customer demand away from larger cars and light trucks (including sport utility vehicles) in which we have relatively higher content, which could have an adverse effect on our profitability.

Oil-based products are also critical elements in various components utilized by us and our suppliers, including resins, colorants and polymers. Material increases in the price of crude oil, natural gas or in energy would likely increase the cost of manufacturing or supplying some of our products. To the extent that we are not able to pass these increased costs along to our automobile manufacturer customers, such price increases could have an adverse effect on our profitability.

SHORTAGES OF RAW MATERIALS OR INCREASED RAW MATERIALS PRICES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS AND FINANCIAL CONDITION OR OUR PROFITABILITY.

We generally purchase our raw materials from suppliers located in the jurisdictions in which we have manufacturing operations. We generally do not carry inventories of raw materials in excess of those required to

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meet production and shipping schedules. To date, we have not experienced any significant difficulty in obtaining supplies of raw materials. However, the inability to obtain raw materials in the quantities in our operations could disrupt the supply of our products to our customers and have an adverse effect on our operations and financial condition.

Recently we have experienced significant increases in the cost of steel and steel products. The price increases are primarily the result of increasingly scarce steel-making ingredients, such as scrap steel, iron ore and coke coal, and a significant increase in demand for steel in China. In some cases, surcharges on existing prices are imposed by steel suppliers and sub-suppliers with the threat of withheld deliveries if the surcharges are not accepted. To the extent that steel prices continue to increase and we are unable to pass on the additional costs to our automobile manufacturer customers, such additional costs could have an adverse effect on our profitability.

RISKS RELATING TO OUR BUSINESS

A REDUCTION IN PRODUCTION VOLUMES OF SPECIFIC VEHICLES OR PRODUCTS BY OUR CUSTOMERS COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

Although we supply parts to most of the leading automobile manufacturers, the majority of our sales are to three automobile manufacturers. Our worldwide sales to DaimlerChrysler, General Motors and Ford represented approximately 28%, 24% and 19%, respectively, of our total consolidated sales in 2003. Moreover, while we supply parts for a wide variety of vehicles produced in North America and Europe, we do not supply parts for all vehicles produced, nor is the number or value of parts evenly distributed among the vehicles for which we do supply parts. Our dependence on a small number of vehicle platforms has reduced since 2002, but remains significant. In 2003, the top five vehicle platforms for which we supply products generated approximately 28% of our total production and assembly sales. Parts supplied for General Motors' full-size pick-up trucks and sport utility vehicles and the DaimlerChrysler minivan constituted approximately 11% and 6%, respectively, of our total production and assembly sales for that period.

There has been an industry trend toward more "brand hopping" among consumers with consumers' vehicle preferences changing quickly and dramatically in some instances. Shifts in market share among vehicles, in particular from those vehicles in which we have relatively higher content to those vehicles in which we have relatively lower content, could have an adverse effect on our profitability. The contracts we have entered into with many of our automobile manufacturer customers are to supply their requirements for all the vehicles they produce in a particular model, rather than a set quantity of parts.
These contracts range from one year to the life of a model, usually several years, and do not require our customers to purchase a minimum number of parts.

In addition, the early termination, loss, renegotiation of the terms or delay in the implementation of any significant production contract with any of our automobile manufacturer customers could reduce our profitability. Any changes in the anticipated production volume of our products, particularly those supplied for General Motors' full-size pick-up trucks and sport utility vehicles and the DaimlerChrysler minivan as a result of any of the above factors could have an adverse effect on our profitability.

FLUCTUATIONS IN RELATIVE CURRENCY VALUES COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

Although our financial results are reported in U.S. dollars, a significant portion of our sales and operating costs are realized in Canadian dollars, euros, the British pound and other currencies. Significant long-term fluctuations in relative currency values could adversely affect our profitability. In particular, a significant strengthening of the U.S. dollar against the Canadian dollar, the euro, the British pound or other currencies in which we generate revenues could have an adverse effect on our profitability.

UNIONIZATION ACTIVITIES AT SOME OF OUR FACILITIES COULD INCREASE OUR COSTS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

The CAW and UAW have conducted organizing drives at certain of our divisions. As a result, we concluded collective bargaining agreements covering employees of Intier's Mississauga Seating, Integram Windsor and Innovatech seating divisions in Ontario, Intier's Ontegra Brighton interiors division in Michigan, Intier's Integram St. Louis and Excelsior Springs seating divisions in Missouri and Intier's Lewisburg seating division in Tennessee.

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The collective agreements negotiated with the CAW and UAW recognize our unique operating philosophy, including our Employee's Charter and fundamental principles. In addition, the CAW and the UAW have in the past attempted to persuade some of our automobile manufacturer customers to encourage their automotive components suppliers to assume a neutral position with respect to unionization at their plants. We are also in discussions with the UAW regarding collective agreements for employees at the Syracuse, New York facility of New Venture Gear, Inc. We are unable to predict whether we will reach satisfactory collective bargaining agreements with these unions or with respect to the New Venture Gear facility, or whether our employees at other divisions elect union representation in the future. These and other unionization activities at some of our facilities could increase our costs, which could have an adverse effect on our profitability.

WORK STOPPAGES AND OTHER LABOUR RELATIONS MATTERS COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS OR OUR PROFITABILITY.

If our hourly workforce becomes more unionized in the future, we may be subject to work stoppages and may be affected by other labour disputes. To date, we have not experienced any work stoppages at our facilities, nor have we experienced any disputes with unions that have had a material effect on our operations. However, future disputes with labour unions may not be resolved without significant work stoppages, which could have an adverse effect on our operations or our profitability.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE AUTOMOTIVE COMPONENTS SUPPLY INDUSTRY, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

The automotive parts supply market is highly competitive, and competition has become even more intense in recent years. We face competition from a number of sources, including:

o our automobile manufacturer customers and their related parts manufacturing organizations;

o    existing and new automotive components suppliers; and

o    manufacturers of product alternatives.

Some of our competitors have substantially greater market share than us and are dominant in some of the markets in which we operate. Their market share and dominance may give them advantages over us in the competition for new or existing business from our automobile manufacturer customers. We may not be able to compete successfully with our existing competitors or with any new competitors in the highly competitive automotive components supply industry, which could have an adverse effect on our profitability.

CANCELLATIONS OF VEHICLE PROGRAMS AND DELAYS IN LAUNCHING NEW VEHICLE PROGRAMS BY OUR CUSTOMERS COULD HAVE AN ADVERSE EFFECT ON OUR PROFITABILITY.

We incur engineering, design, tooling and other capital costs in advance of commencing production of parts to be supplied for our automobile manufacturers customers' new vehicle programs. For example, we typically build new facilities to accommodate the requirements for significant new programs for which we have been awarded the business. Production volumes for our products to be supplied for these new programs are based on our customers' estimates of their future production levels, and our supply contracts typically are only for the supply of customers' actual requirements, not for a minimum or specified quantity of products. Our customers' actual production levels for new vehicle programs may vary significantly from their estimates, or such programs may be cancelled, or their launch may be delayed. To the extent that our estimated production volumes are not attained, due to cancellations of vehicle programs or delays in launching new vehicle programs, our production economies expected at the time of quotation may not be realized. Consequently, our capital costs incurred in connection with such programs may not be fully recovered, which could have an adverse effect on our profitability.

DELAYS IN THE CONSTRUCTION OF NEW FACILITIES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS OR OUR PROFITABILITY.

From time to time, we expand our production capacity through the construction of new manufacturing facilities. New facilities are also typically required to facilitate the introduction of new manufacturing processes or technologies, and to relocate our manufacturing operations to remain close to the principal customers of these

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operations, in situations where they have relocated their facilities. The construction of new facilities involves a number of areas of operational and financial risks. For example, we may experience construction delays associated with poor weather, labour disruptions, cost overruns, shortages of construction materials and delays associated with the installation, testing and start-up of new production equipment or manufacturing processes. Delays by us in completing our new facilities could negatively affect our customer relationships, as well as expose us to reimbursement claims by our automobile manufacturer customers for their costs arising out of such delays. Any of these factors could have an adverse effect on our operations or our profitability.

CHANGES IN LAWS AND GOVERNMENTAL REGULATIONS COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

A significant change in the current regulatory environment in which we carry on business could have an adverse effect on our operations. In particular, our operations could be adversely affected by significant changes in the tariffs and duties imposed on our products, particularly significant changes to the North American Free Trade Agreement.

ENVIRONMENTAL LAWS AND REGULATIONS COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR OUR PROFITABILITY.

We are subject to a wide range of environmental laws and regulations relating to air emissions, wastewater discharge, waste management and storage of hazardous substances. We are also subject to environmental laws requiring investigation and clean-up of environmental contamination and are in various stages of investigation and clean-up at our manufacturing facilities where contamination has been alleged. Estimating environmental clean-up liabilities is complex and heavily dependent on the nature and extent of historical information and physical data relating to the contaminated site, the complexity of the contamination, the uncertainty of which remedy to apply and the outcome of discussions with regulatory authorities relating to the contamination. In addition, these environmental laws and regulations are complex, change frequently and have tended to become more stringent and expensive over time. Therefore, we may not have been, and in the future may not be, in complete compliance with all such laws and regulations, and we may incur material costs or liabilities as a result of such laws and regulations significantly in excess of amounts we have reserved.

We are subject to environmental laws and regulations both as tenant and owner of our properties. Our leases with MI Developments generally provide that we, as tenant, must comply with environmental laws. We are also responsible for removing all hazardous and toxic substances, when and as required by applicable laws and, in any event, prior to the termination of our occupation of the leased properties, which applies whether or not the contamination occurred prior to our use of the leased properties, unless it was not caused or exacerbated by our use.

To the extent that we incur liabilities or costs in excess of the amounts we have reserved in order to comply with environmental laws and regulations, such liabilities or costs could have an adverse effect on our financial condition or our profitability.

RISKS RELATED TO OUR CONTROLLING SHAREHOLDER

WE ARE CONTROLLED BY THE STRONACH TRUST.

Our business and affairs are controlled by the Stronach Trust, which beneficially owns approximately 66.3% of our outstanding Class B Shares. Those shares represent approximately 0.8% of our total outstanding shares and approximately 56.4% of the aggregate voting power of our outstanding shares. In addition, Frank Stronach, who is our Chairman, Interim Chief Executive Officer and Interim President, controls approximately 16.4% of the votes carried by our outstanding shares through his voting control of certain of our employee compensatory plans. Mr. Stronach, Ms. Belinda Stronach, who was our President and Chief Executive Officer until January 2004, and two other members of their family are the trustees of the Stronach Trust, and are also members of the class of potential beneficiaries of the Stronach Trust. Accordingly, Mr. Stronach may be deemed to beneficially own the shares owned by the Stronach Trust, although he disclaims beneficial ownership.

Subject to applicable law and the restrictions in our Corporate Constitution, the Stronach Trust is able to elect all of our directors and control us. In addition, the Stronach Trust may, as a practical matter, be able to cause us to

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effect corporate transactions without the consent of our other shareholders. The Stronach Trust is also able to cause or prevent a change in our control. Under present law, any offer to purchase our Class B Shares, whether by way of a public offer or private transaction and regardless of the offered price, would not necessarily result in an offer to purchase our Class A Subordinate Voting Shares. Accordingly, holders of our Class A Subordinate Voting Shares do not have a right to participate if a takeover bid is made for our Class B Shares.

OUR CONTROLLING SHAREHOLDER AND MR. STRONACH HAVE INTERESTS IN MI
DEVELOPMENTS THAT COULD CONFLICT WITH OUR INTERESTS.

The Stronach Trust beneficially owns, in addition to our Class B Shares as described above, Class B Shares of MI Developments representing approximately 56.5% of the aggregate voting power of MI Developments. Mr. Stronach is also the Chairman of MI Developments.

A significant portion of our leased facilities are owned by MI Developments. We pay rent and occupy these facilities pursuant to long-term leases. Most of these leases were entered into while MI Developments was our wholly-owned subsidiary. Although we believe that the existing leases are on arm's length commercial terms, there can be no assurance that independent parties negotiating at arm's length would have arrived at the same terms. Since we are under common control with MI Developments, there is a risk that any future decisions or actions taken by either of us regarding these leases (including with respect to renewals, amendments, disputes or enforcement proceedings) and any new leases may not be the same as if we operated on an arm's length basis.

ITEM 4.   SELECTED CONSOLIDATED FINANCIAL DATA

SELECTED FINANCIAL DATA

Reference is made to the section entitled "Selected Annual Consolidated Financial Data" in our Management's Discussion and Analysis of Results of Operations and Financial Position, contained on pages 52 and 53 of our Annual Report to Shareholders for the year ended December 31, 2003, which is incorporated by reference into this Annual Information Form.

DIVIDENDS

Holders of our Class A Subordinate Voting Shares and Class B Shares are entitled to a pro rated amount of any cash dividends declared by our Board of Directors on these shares. The following table sets forth the cash dividends we have paid on each of our Class A Subordinate Voting Shares and Class B Shares for the last three years:

FISCAL PERIOD                         PAYMENT DATE                   RECORD DATE                 AMOUNT PER SHARE
-------------                         ------------                   -----------                 ----------------
Calendar 2004 (to date)               March 18, 2004                 March 9, 2004                    $0.34

Calendar 2003                         December 15, 2003              November 28, 2003                $0.34
                                      September 15, 2003             August 29, 2003                  $0.34
                                      June 16, 2003                  May 30, 2003                     $0.34
                                      March 18, 2003                 March 7, 2003                    $0.34

Calendar 2002                         December 16, 2002              November 29, 2002                $0.34
                                      September 16, 2002             August 30, 2002                  $0.34
                                      June 14, 2002                  May 31, 2002                     $0.34
                                      March 15, 2002                 March 1, 2002                    $0.34

Calendar 2001                         December 14, 2001              November 30, 2001                $0.34
                                      September 17, 2001             August 31, 2001                  $0.34
                                      June 15, 2001                  May 31, 2001                     $0.34
                                      March 16, 2001                 March 5, 2001                    $0.34

On May 7, 2004, we announced that our Board of Directors had declared a cash dividend of $0.38 on each of our Class A Subordinate Voting Shares and Class B Shares, which is payable on June 15, 2004 to shareholders of record on May 28, 2004.

We started paying cash dividends on our Class A Subordinate Voting Shares and Class B Shares (or their predecessors) on a quarterly basis in 1967. We have declared cash dividends in respect of each of the last 50 fiscal quarters, up to and including the first quarter of calendar 2004. The payment of future dividends and the amount thereof will be determined by our Board of Directors in accordance with our Corporate Constitution (see "ITEM 9. CORPORATE CONSTITUTION
- Dividends; Minimum Profit Performance" below), taking into account earnings, cash flow, capital requirements, our financial condition and other relevant factors.

In fiscal 1994, we established a dividend reinvestment plan in which registered shareholders have the option to purchase additional Class A Subordinate Voting Shares by investing the cash dividends paid on their shares.

ITEM 5.   MANAGEMENT'S DISCUSSION AND ANALYSIS

Reference is made to the "Management's Discussion and Analysis of Results of Operations and Financial Position" contained on pages 39 to 53 of our Annual Report to Shareholders for the year ended December 31, 2003, which is incorporated by reference into this Annual Information Form.

ITEM 6.   DESCRIPTION OF CAPITAL STRUCTURE

AUTHORIZED SHARE CAPITAL

Our authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 1,412,341 Class B Shares and 99,760,000 Preference Shares, issuable in series, all with no par value. As of May 14, 2004, a total of 95,584,969 Class A Subordinate Voting Shares and 1,096,509 Class B Shares were outstanding. No Preference Shares have been issued or are outstanding.

The following is a brief description of the significant attributes of our authorized share capital and is qualified in its entirety by reference to the detailed provisions in our charter documents. See "ITEM 9. CORPORATE CONSTITUTION" below for additional terms and conditions relating to our authorized share capital. The attributes of our Class A Subordinate Voting Shares, our Class B Shares and our Preference Shares are set out in our charter documents, which includes our Corporate Constitution.

CLASS A SUBORDINATE VOTING SHARES

The holders of our Class A Subordinate Voting Shares are entitled:

o to one vote for each Class A Subordinate Voting Share held (together with the holders of our Class B Shares, which are entitled to vote at such meetings on the basis of 500 votes per Class B Share held) at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;

o to receive, on a pro rata basis with the holders of our Class B Shares, any dividends (except for stock dividends, as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares; and

o to receive, after the payment of our liabilities and subject to the rights of the holders of our shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares, on a pro rata basis with the holders of our Class B Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

CLASS B SHARES

The holders of our Class B Shares are entitled:

o to 500 votes for each Class B Share held (together with the holders of our Class A Subordinate Voting Shares, which are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of our shareholders, other than meetings of the holders of another class or series of shares;

o to receive, on a pro rata basis with the holders of our Class A Subordinate Voting Shares, any dividends (except for stock dividends, as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares;

o to receive, after the payment of all our liabilities and subject to the rights of the holders of our shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares (including holders of our Preference Shares), on a pro rata basis with the holders of our Class A Subordinate Voting Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; and

o to convert our Class B Shares into our Class A Subordinate Voting Shares, on a one-for-one basis.

STOCK DIVIDENDS

Our Board of Directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Shares in our Class A Subordinate Voting Shares and payable on our Class B Shares in our Class A Subordinate Voting Shares or in our Class B Shares. No dividend payable in our Class B Shares may be declared on our Class A Subordinate Voting Shares.

PREFERENCE SHARES

Our Board of Directors may, without the approval of any of our shareholders, fix the number of shares in and determine the attributes of an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Class A Subordinate Voting Shares and our Class B Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

AMENDMENTS TO SHARE PROVISIONS AND OTHER MATTERS

The provisions attaching to our Preference Shares, to a series of our Preference Shares, to our Class A Subordinate Voting Shares and to our Class B Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, our Class A Subordinate Voting Shares or our Class B Shares may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by the vote of two-thirds of those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

Neither our Class A Subordinate Voting Shares nor our Class B Shares may be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Under present law, any offer to purchase our Class B Shares, whether by way of a public offer or private transaction and regardless of the offered price, would not necessarily result in an offer to purchase our Class A Subordinate Voting Shares. ACCORDINGLY, HOLDERS OF OUR CLASS A SUBORDINATE VOTING SHARES DO NOT HAVE A RIGHT TO PARTICIPATE IF A TAKEOVER BID IS MADE FOR OUR CLASS B SHARES.

PREFERRED SECURITIES

In September 1999, we issued two series of unsecured junior subordinated debentures: our 8.65% Series A Preferred Securities, which are denominated in Canadian dollars; and our 8.875% Series B Preferred Securities, which are denominated in U.S. dollars. The following is a brief description of the significant attributes of our Preferred Securities, which are set forth in detail in our prospectuses dated September 14, 1999 and the trust indenture dated as of September 21, 1999 between us and the trustee for the holders of the Preferred Securities.

This description is qualified in its entirety by reference to the detailed provisions of the prospectuses and the trust indenture.

An aggregate principal amount of Cdn$165 million of our 8.65% Series A Preferred Securities, which bear interest at a rate of 8.65%, are payable quarterly and mature on September 30, 2048, are issued and outstanding. An aggregate principal amount of $170 million of our 8.875% Series B Preferred Securities, which bear interest at a rate of 8.875%, are payable quarterly and mature on September 21, 2048, are issued and outstanding. Our 8.65% Series A Preferred Securities and our 8.875% Series B Preferred Securities are each redeemable, at our option, on or after September 30, 2004 and September 21, 2004, respectively, or earlier in the event of certain adverse changes in tax legislation.

Upon redemption or maturity of either series of the Preferred Securities, we may, at our option, elect to pay the outstanding principal amount, plus any accrued and unpaid interest, by delivery of a certain number of our Class A Subordinate Voting Shares to the trustee under the trust indenture governing the Preferred Securities. In this event, holders of the Preferred Securities will be entitled to receive a cash payment equal to the amount payable on redemption or maturity, from the proceeds of sale of the Class A Subordinate Voting Shares sold by the trustee on our behalf.

We also have the right to defer at any time, subject to certain conditions, payments of interest on the Preferred Securities, by extending the interest payment period for up to 20 consecutive quarterly interest periods. We cannot pay or declare dividends on any of our Class A Subordinate Voting Shares, Class B Shares or Preferred Shares (if any), while interest on the Preferred Securities is being deferred. Interest continues to accrue, but does not compound, during any deferral period. We may satisfy our obligation to pay deferred interest by delivery of a certain number of our Class A Subordinate Voting Shares to the trustee. In this event, holders of the Preferred Securities will be entitled to receive a cash payment equal to the deferred interest payable from the proceeds of sale of the Class A Subordinate Voting Shares sold by the trustee on our behalf.

RATINGS

Our 8.65% Series A Preferred Securities and our 8.875% Series B Preferred Securities, which are unsecured junior subordinated debentures, have been given the following credit ratings by the following rating agencies:

                                                     8.65% SERIES A                  8.875% SERIES B
     RATING AGENCY                                PREFERRED SECURITIES            PREFERRED SECURITIES
     -------------                                --------------------            --------------------
     Dominion Bond Rating Service                       Pfd-2y                           Pfd-2y
     Moody's Investors Service                           Baa2                             Baa2
     Standard & Poor's                                   BBB+                             BBB+

Dominion Bond Rating Service's rating of the Preferred Securities is on a preferred share rating scale that ranges from Pfd-1 to Pfd-5, which represents the range from highest to lowest quality of such securities rated. Securities rated in the Pfd-2 rating category are in the second highest category of the relevant scale and are considered by Dominion Bond Rating Services to be of satisfactory credit quality. The "y" modifier is used to indicate a hybrid security.

Moody's rating of the Preferred Securities is on a long-term debt rating scale that ranges from "Aaa" to "C", which represents the range from highest to lowest quality of such securities rated. Securities rated in the "Baa" rating category are in the fourth highest category of the relevant scale and are considered by Moody's to be medium-grade obligations. The assignment of a "1", "2" or "3" modifier within each of the nine long-term debt rating categories indicates relative standing within such category.

Standard & Poor's ratings of the Preferred Securities on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. Securities rated in the BBB rating category are in the fourth highest category of the relevant scale and are considered by Standard & Poor's to exhibit adequate protection parameters. The assignment of a "+" or " - " modifier within each of the ten long-term debt rating categories indicates relative standing within such category.

Credit ratings are intended to provide investors with an independent measure of the credit quality of securities. The credit ratings accorded to the Preferred Securities by the rating agencies are not recommendations to purchase, hold or sell the Preferred Securities, inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future.

ITEM 7.   MARKET FOR SECURITIES

CLASS A SUBORDINATE VOTING SHARES AND CLASS B SHARES

Our Class A Subordinate Voting Shares are listed and posted for trading on both the Toronto Stock Exchange, under the trading symbol "MG.A", and on the New York Stock Exchange, under the trading symbol "MGA". Our Class B Shares are listed and posted for trading on the Toronto Stock Exchange, under the trading symbol "MG.B".

The high and low sale prices and volume of shares traded for each of our Class A Subordinate Voting Shares and our Class B Shares, as reported by the Toronto Stock Exchange, for the months during the year ended December 31, 2003 were as follows:

                          CLASS A SUBORDINATE VOTING SHARES                         CLASS B SHARES
                       ---------------------------------------           --------------------------------------
                         High            Low           Volume             High             Low          Volume
MONTH                  (CDN.$)         (CDN.$)        (000'S)            (CDN$)           (CDN$)        (000'S)
-----                  -------         -------        --------           ------           ------        -------
January                   94.63          84.15         4,076.6            -                -              0.0
February                  87.90          80.50         3,284.9            - (1)            - (1)          0.1
March                     84.25          73.80         5,141.2            90.00            80.00          1.4
April                     86.66          76.75         3,649.6            79.69            79.69          0.4
May                       93.39          83.29         5,055.0            97.00            79.00          1.4
June                      95.70          88.80         5,402.7            96.00            90.50          2.2
July                     107.50          89.51         6,771.4           109.00            90.91          1.6
August (2)               116.75          97.50         5,575.9           121.00           100.00          3.2
September (2)            106.85          96.13         4,115.0           110.00            97.50          0.8
October                  109.10          97.20         2,963.3           113.00            97.50          0.4
November                 109.63          99.00         3,323.7            - (1)            - (1)          0.1
December                 108.42         100.49         3,950.9           111.00           100.50          0.3

(1)  Information not available for trading volumes less than a board lot.

(2) Trading prices reflect the distribution on September 2, 2003 of Class A Subordinate Voting Shares and Class B Shares of MI Developments, to holders of record after the close of business on August 29, 2003, of our Class A Subordinate Voting Shares and Class B shares, respectively.

PREFERRED SECURITIES

Our 8.65% Series A Preferred Securities are listed and posted for trading on the Toronto Stock Exchange, under the trading symbol "MG.PR.A" and our 8.875% Series B Preferred Securities are listed and posted for trading on the New York Stock Exchange, under the trading symbol "MRPRB".

The high and low sale prices and volume of shares traded for each of our 8.65% Series A Preferred Securities, as reported by the Toronto Stock Exchange, and our 8.875% Series B Preferred Securities, as reported by the New York Stock Exchange, for the months during the year ended December 31, 2003 were as follows:

                           8.65% SERIES A PREFERRED SECURITIES             8.875% SERIES B PREFERRED SECURITIES
                          -------------------------------------            -------------------------------------
                           High          Low            Volume              High             Low          Volume
MONTH                     (CDN$)        (CDN$)          (000'S)              ($)             ($)         (000'S)
-----                     ------        ------          -------            -----            -----        -------
January                    26.90         26.22           117.2             27.20            26.28          88.5
February                   26.89         26.40            94.4             27.05            26.21          79.9
March                      26.75         25.15           154.3             27.05            26.18         106.7
April                      25.80         25.35           101.9             26.95            26.20          84.5
May                        26.73         25.72           158.0             27.30            26.46          75.3
June                       26.69         26.00           139.3             27.23            26.30          74.9
July                       26.60         26.06           175.1             26.76            26.01          53.3
August                     26.60         26.22            97.4             26.80            26.01          63.4
September                  26.80         25.55           131.0             26.85            26.02          61.4
October                    26.25         25.76           118.6             26.48            26.00          68.3
November                   26.25         25.71           128.8             26.35            26.05          51.7
December                   26.29         25.41           139.4             26.46            25.82          87.2

ITEM 8.   DIRECTORS AND OFFICERS

DIRECTORS

Our Board of Directors currently consists of the following members:

NAME AND MUNICIPALITY OF RESIDENCE       DIRECTOR SINCE         PRINCIPAL OCCUPATION
----------------------------------       --------------         --------------------
WILLIAM H. FIKE (1)                      June 5, 1995           Consultant and Corporate Director
Ft. Myers, Florida

MANFRED GINGL                            January 14, 2002       Executive Vice-Chairman of the Company and
Kettleby, Ontario                                               Chairman and Chief Executive Officer of
                                                                Tesma International Inc.
                                                                (Manufacturing)

MICHAEL D. HARRIS (2)                    January 8, 2003        Consultant and Senior Business Advisor,
Toronto, Ontario                                                Goodmans LLP
                                                                (Barristers and Solicitors)

EDWARD C. LUMLEY (2)(3)                  December 7, 1989       Vice-Chairman, BMO Nesbitt Burns
South Lancaster, Ontario                                        (Investment and Corporate Banking)

KLAUS MANGOLD                            February 26, 2004      Corporate Director
Stuttgart, Germany

KARLHEINZ MUHR                           March 8, 1999          Managing Director, Credit Suisse First Boston
Greenwich, Connecticut                                          (Investment Banking)

GERHARD RANDA                            July 19, 1995          Member of the Management Board and Chief
Vienna, Austria                                                 Operating Officer, Bayerische Hypo - und
                                                                vereinsbank AG
                                                                (Investment and Corporate Banking)

DONALD RESNICK (1)(4)                    February 25, 1982      Corporate Director
Toronto, Ontario

ROYDEN R. RICHARDSON (1)(2)(4)           October 31, 1990       President, RBQ Limited and Managing Director,
Schomberg, Ontario                                              Fairlane Asset Management Limited
                                                                (Investments)

NAME AND MUNICIPALITY OF RESIDENCE       DIRECTOR SINCE         PRINCIPAL OCCUPATION
----------------------------------       --------------         --------------------
FRANK STRONACH                           December 10, 1968      Partner, Stronach & Co.
Oberwaltersdorf, Austria                                        (Consultant)

FRANZ VRANITZKY                          June 11, 1997          Corporate Director
Vienna, Austria

SIEGFRIED WOLF                           March 9, 1999          Executive Vice-Chairman of the Company,
Weikersdorf, Austria                                            Chairman of the Supervisory Board of Magna Steyr
                                                                and Chairman of Decoma International Inc.
                                                                (Manufacturing)

(1)  Member of the Audit Committee

(2)  Member of the Corporate Governance and Compensation Committee

(3)  Lead Director of the Board of Directors

(4)  Member of the Environmental Committee

All of our directors were elected to their present terms of office by our shareholders at our Annual Meeting of Shareholders held on May 6, 2004. The term of office for each director expires at the conclusion of the next annual meeting of our shareholders. At present, no executive committee of the Board of Directors has been constituted.

All of the directors have held the principal occupations identified above (or another position with the same employer) for not less than five years, except as follows:

o Mr. Fike served as our Vice-Chairman and held other senior positions with us from October 1994 to January 1999, after which time he worked as a consultant for us until January 2000.

o Mr. Harris was the Premier of Ontario from June 1995 until March 2002 and has acted as a business consultant since that date and as a Senior Business Advisor to Goodmans LLP since October 2002.

o Dr. Mangold was a member of the Management Board of DaimlerChrysler AG until December 2003 and has been a corporate director and consultant since then.

o Mr. Randa has also served as Chairman of the Supervisory Board of Bank Austria Creditanstalt AG since April 1995.

o Mr. Richardson has served as President, RBQ Limited since its formation in 1983.

o Mr. Muhr has held the principal occupation above since June 2003, prior to which he was Chairman and Chief Executive Officer of Volaris Advisors. Prior to that, he was Managing Director at UBS AG from February 1995 until June 2000.

OFFICERS

Our officers currently consist of the following persons:

NAME AND MUNICIPALITY OF RESIDENCE            PRINCIPAL OCCUPATION
----------------------------------            --------------------
FRANK STRONACH                                Chairman of the Board (since November 1971),
Oberwaltersdorf, Austria                      Interim President (since January 2004) and
                                              Interim Chief Executive Officer (since March 2004)

MANFRED GINGL                                 Executive Vice-Chairman (since May 2002)
Kettleby, Ontario

NAME AND MUNICIPALITY OF RESIDENCE            PRINCIPAL OCCUPATION
----------------------------------            --------------------
SIEGFRIED WOLF                                Executive Vice-Chairman (since May 2002)
Weikersdorf, Austria

J. BRIAN COLBURN                              Executive Vice-President, Special Projects (since May 1992) and
Toronto, Ontario                              Secretary (since January 1994)

VINCENT J. GALIFI                             Executive Vice-President (since September 1996) and
Woodbridge, Ontario                           Chief Financial Officer (since December 1997)

PETER KOOB                                    Executive Vice-President, Corporate Development (since May 2002)
Hausen, Germany

MARC NEEB                                     Executive Vice-President, Global Human Resources (since January 2003)
Aurora, Ontario

JEFFREY O. PALMER                             Executive Vice-President (since January 2001)
Burlington, Ontario

TOMMY J. SKUDUTIS                             Executive Vice-President, Operations (since May 2001)
King City, Ontario

CAMERON W. HASTINGS                           Vice-President, Core Projects (since January 2002)
Pefferlaw, Ontario

ROLAND B. NIMMO                               Vice-President, Internal Audit (since September 2002)
Aurora, Ontario

STEPHEN I. RODGERS                            Vice-President, Marketing (since August 2003)
Holland Landing, Ontario

KEITH STEIN                                   Vice-President, Corporate Affairs (since March 1999)
Toronto, Ontario

LOUIS TONELLI                                 Vice-President, Investors Relations (since November 2003)
Aurora, Ontario

JOSEPH M. LEFAVE                              Vice-President (since May 2004)
Vaughan, Ontario

PATRICK W. D. McCANN                          Controller (since May 2002)
Newmarket, Ontario


To the extent that our officers have not held the offices identified above for the last five years, they have held the following offices or positions with us and/or have had the following principal occupations, during the last five years:

o Prior to May 2002, Mr. Gingl was our Vice-Chairman since January 2002, and also from November 1999 to July 2000. Mr. Gingl has also been the Chairman of Tesma since February 2004 and President and Chief Executive Officer of Tesma since 1995.

o Prior to May 2002, Mr. Wolf was our Vice-Chairman since February 2002, and also from March 1999 to February 2001. Mr. Wolf has also been the Chairman of the Supervisory Board of Magna Steyr since May 2003 and, prior to that, was the President and Chief Executive Officer of Magna Steyr since September 2001. Mr. Wolf has also held executive and director positions in our European corporate operations, including serving as the Chairman of the Supervisory Board of Magna International Europe since May 2003.

o Mr. Koob has been the Vice-Chairman of the Supervisory Board of Magna Steyr since May 2003 and, prior to that, served as an Executive Vice-President of Magna Steyr since September 2001. Mr. Koob has also held executive and director positions in our European corporate operations, including serving as a member of the Supervisory Board of Magna International Europe since May 2003.

o Prior to January 2003, Mr. Neeb was our Vice-President, Global Human Resources since May 2002. Prior to that, he was our Vice-President, Human Resources from August 2000 to May 2002. He was our Director, Corporate Administration from November 1999 to July 2000.

o Prior to January 2001, Mr. Palmer was a partner at the law firm of Davies, Ward & Beck L.L.P.

o Mr. Skudutis was President of Cosma from March 2001 to March 2002. Prior to that, he was Vice-President, Operations of Cosma since February 1993. Mr. Skudutis was also Vice-President, Operations from January 1993 to June 2000.

o Prior to January 2002, Mr. Hastings was the Assistant General Manager of Cosma's Maple Stamping division since August 1990.

o Prior to September 2002, Mr. Nimmo was a partner at the accounting firm Deloitte & Touche L.L.P. since June 2002. Prior to that, he was a partner at the former accounting firm Arthur Andersen L.L.P. from November 2000 to May 2002. Prior to November 2000, he was President of Nimmo Financial Corporation, a consulting firm.

o Prior to August 2003, Mr. Rodgers was the Senior Vice-President, Marketing of Intier Automotive Inc. since April 2002. Prior to that, he was the Senior Vice-President, Marketing and Planning of Intier Automotive Closures Inc. since July 1997.

o Prior to November 2003, Mr. Tonelli was our Director of Investor Relations since November 2000. Prior to that, he was our Senior Manager, Investor Relations since February 1999.

o Prior to April 2004, Mr. Lefave was the Executive Vice-President of Volkswagen Commercial Vehicles since June 2000. Prior to that, he was the Vice-President, Manufacturing of Volkswagen Commercial Vehicles from December 1998 to May 2000.

o Prior to May 2002, Mr. McCann was our Assistant Controller since August 2000. Prior to that, he was our Group Controller, Europe since April 1999.

BENEFICIAL OWNERSHIP OF SECURITIES

As of May 14, 2004, the number and percentage of securities of each class of our voting securities beneficially owned, directly or indirectly, or over which control or direction was exercised by all of our directors and officers as a group (25 persons), was 4,519,094 (approximately 4.7%) of our Class A Subordinate Voting Shares and 930,013 (approximately 84.8%) of our Class B Shares.

ITEM 9.   CORPORATE CONSTITUTION

Our Corporate Constitution forms part of our charter documents. The Corporate Constitution defines the rights of our employees and investors to participate in our profits and growth and imposes discipline on our management. The brief description of the principal features of our Corporate Constitution which follows is subject to the detailed provisions of the Corporate Constitution as contained in our charter documents. The description which follows does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Corporate Constitution as contained in our charter documents.

BOARD OF DIRECTORS

Our Corporate Constitution requires that a majority of the members of our Board of Directors be individuals who are not also our officers, employees or persons related to our officers or employees.

EMPLOYEE EQUITY PARTICIPATION AND PROFIT SHARING PROGRAMS

Our Corporate Constitution requires that 10% of our employee pre-tax profits before profit sharing (as defined in the Corporate Constitution) for each financial year be allocated in that financial year or the immediately following financial year to:

o the employee equity participation and profit sharing programs and any other profit sharing programs we have established for our employees; and

o    our defined benefit pension plan (for participating employees).

Employees of Tesma, Decoma and Intier participate in parallel employee equity participation and profit sharing programs and thus are not eligible to participate in our corporate level program. Senior members of divisional, automotive systems group and executive management do not participate in these employee equity participation and profit sharing programs.

DIVIDENDS; MINIMUM PROFIT PERFORMANCE

Our Corporate Constitution provides that unless otherwise approved by ordinary resolution of the holders of our Class A Subordinate Voting Shares and our Class B Shares, voting as separate classes, the holders of our Class A Subordinate Voting Share and Class B Shares will be entitled to receive and we will pay, if, as and when declared by our Board of Directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of each financial year so that the aggregate of the dividends paid or payable in respect of such year is:

o equal to at least 10% of our after-tax profits (as defined in the Corporate Constitution) after providing for dividends on preference shares, if any, for such year; and

o on average, equal to at least 20% of our after-tax profits (as defined in the Corporate Constitution) after providing for dividends on preference shares, if any, for such financial year and the two immediately preceding financial years.

If at any time our after-tax profits (as defined in the Corporate Constitution) are less than 4% of the average stated capital attributable to our Class A Subordinate Voting Shares and Class B Shares at the beginning and at the end of the financial year in question, for two consecutive financial years or we fail to pay the required dividends described above for a period of two consecutive financial years, the holders of Class A Subordinate Voting Shares will, until the 4% return is achieved in a succeeding financial year and all required dividends, if any, are paid, have the exclusive right, voting separately as a class, to nominate and elect two directors at the next meeting of our shareholders at which directors are to be elected such right to increase the number of directors which may be elected to continue for each consecutive two-year period. If the 4% return is not achieved or a required dividend is not paid for any two consecutive financial years following the initial two consecutive financial years, then the holders of our Class A Subordinate Voting Shares will, until the 4% return is achieved for one financial year and all required dividends are paid, have the exclusive right, voting separately as a class, to nominate and elect two additional directors at the next meeting of shareholders at which directors are to be elected. Once the right of holders of our Class A Subordinate Voting Shares to elect such directors terminates, the directors who had been so elected will nonetheless serve until their successors are duly elected at the next meeting of our shareholders.

CHANGES IN SHARE CAPITAL

Except as otherwise approved by the holders of at least a majority of each of our Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, our Corporate Constitution prohibits:

o an increase in the maximum number of authorized shares of any class of our capital stock (other than our Class A Subordinate Voting Shares which may be issued in an unlimited amount); and

o the creation of any new class or series of capital stock having voting rights (other than on default in the payment of dividends) or having rights to participate in our profits (other than securities convertible into


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

     existing classes of shares or a class or series of shares having fixed dividends or dividends determined without regard to profits).

UNRELATED INVESTMENTS

Unless approved by the holders of at least a majority of each of our Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, our Corporate Constitution prohibits us from making an investment (whether direct or indirect, by means of loans, guarantee, or otherwise) in any "unrelated business" where such an investment, together with the aggregate of all other investments in unrelated businesses on the date in question, exceeds 20% of our "available equity" at the end of the financial quarter immediately preceding the date of investment. For purposes of our Corporate Constitution, the term "unrelated business" means any business that:

o does not relate to the design, manufacture, distribution or sale of motor vehicles or motor vehicle parts, components, assemblies or accessories;

o does not utilize technology, manufacturing processes, equipment or skilled personnel in a manner similar to that utilized or under development by us; or

o does not involve the provision of products or services to our suppliers and customers, or the provisions of products or services similar to those provided by our suppliers and customers from time to time.

A business will be deemed to cease to be an unrelated business for purposes of our Corporate Constitution if the net profits after tax of such business exceeds on average 5% of our aggregate investment in such business for two out of any three consecutive years after the date of such investment. For purposes of our Corporate Constitution, the term "available equity" is defined to mean our total shareholders' equity, less the stated capital of any non-participating preference shares.

RESEARCH AND DEVELOPMENT

Our Corporate Constitution requires a minimum of 7% of our pre-tax profits (as defined in the Corporate Constitution) for any financial year to be allocated to research and development during that financial year or the immediately following financial year.

SOCIAL OBJECTIVES

Pursuant to our Corporate Constitution, a maximum of 2% of our pre-tax profits (as defined in the Corporate Constitution) for any financial year may be allocated to the promotion of "social objectives" during the financial year or the immediately following financial year. For purposes of our Corporate Constitution, the term "social objectives" means objectives which, in the sole opinion of our executive management, are of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful nature to the communities in which we operate.

INCENTIVE BONUSES; MANAGEMENT BASE SALARIES

Our Corporate Constitution provides that aggregate incentive bonuses (which may be paid in cash or in our shares) paid or payable to "corporate management" in respect of any financial year will not exceed 6% of our pre-tax profits before profit sharing (as defined in the Corporate Constitution) for that financial year and that base salaries payable to such management will be comparable to those in industry generally. For purposes of our Corporate Constitution, "corporate management" means our chief executive officer, chief operating officer, chief marketing officer and chief administrative officer and any other employee designated by these persons from time to time to be included within "corporate management". Our Executive Vice-Chairmen and certain of our Executive Vice-Presidents have been designated for these purposes.


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


ITEM 10.  LEGAL PROCEEDINGS

CENTOCO

In November 1997, KS Centoco Ltd., an Ontario-based steering wheel manufacturer in which we have a 23% equity interest, and Centoco Holdings Limited, the owner of the remaining 77% equity interest in KS Centoco Ltd., filed a statement of claim against us and two of our subsidiaries. On March 5, 1999, the plaintiffs were granted leave to make substantial amendments to the original statement of claim, in order to add several new defendants and claim additional remedies. The amended statement of claim alleges, among other things:

o    breach of fiduciary duty by us and two of our subsidiaries;

o breach by us of our binding letter of intent with KS Centoco, including our covenant not to have any interest, directly or indirectly, in any entity that carries on the airbag business in North America, other than through MST Automotive Inc., a company to be 77% owned by Magna and 23% owned by Centoco Holdings;

o The plaintiff's exclusive entitlement to certain airbag technologies in North America pursuant to an exclusive license agreement, together with an accounting of all revenues and profits resulting from the alleged use by us, TRW Inc. and other unrelated third party automotive supplier defendants of such technology in North America; and

o A conspiracy by us, TRW and others to deprive KS Centoco of the benefits of such airbag technology in North America and to cause Centoco Holdings to sell to TRW its interest in KS Centoco in conjunction with the sale by us to TRW of our interest in MST Automotive GmbH and TEMIC Bayern-Chemie Airbag GmbH.

The plaintiffs are seeking, among other things, damages of approximately Cdn$3.5 billion. We have filed an amended statement of defence and counterclaim. Document production is underway and examinations for discovery have commenced. We intend to vigorously defend this case. At this time, notwithstanding the early stages of these legal proceedings and the difficulty in predicting final outcomes, our management believes that the ultimate resolution of these claims will not have a material adverse effect on our consolidated financial position.

STONERIDGE

On August 16, 2002, Intier Automotive Closures Inc. was served with a complaint issued in the United States District Court, District of Massachusetts by Stoneridge Control Devices, Inc., which was a supplier of adjunct actuators to Intier. After months of unsuccessful pricing negotiations, Intier advised Stoneridge that it would not be extending its long-term agreement, which expired on July 31, 2002, and that such adjunct actuators would thereafter be manufactured by Intier. In this action, Stoneridge is alleging that Intier:

o breached certain agreements with Stoneridge, which obliged Intier to purchase all of its adjunct actuator requirements from Stoneridge for the life of certain customer programs;

o made certain misrepresentations to Stoneridge that Intier was not developing and producing adjunct actuators itself and that it intended to purchase Stoneridge's adjunct actuators for the life of the programs;

o    unlawfully used Stoneridge's trade secrets and proprietary information; and

o    violated the Massachusetts unfair business practices legislation.

Stoneridge's initial disclosure dated November 17, 2003 claims that its damages are over $25 million. Intier disputes the allegations contained in the complaint and believes it has substantial defences for these claims, although Intier cannot provide any assurance that it will ultimately be successful.


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


GENERAL MOTORS

On February 28, 2003, Intier Automotive Closures of America, Inc. was served, in conjunction with Siemens Automotive Corp., a.k.a Siemens VDO Automotive Corp., with a complaint issued in the Macomb County Circuit Court of the State of Michigan by General Motors Corporation. The complaint alleges that Intier and Siemens are in breach of certain express and implied warranties to General Motors and, as a result, General Motors is seeking reimbursement for costs and expenses incurred as a result of its replacement of tens of thousands of rear door electric motors in respect of its model year 2000 full-size sport utility vehicles and trucks, including the Tahoe, Suburban, GMC Silverado and Chevrolet Avalanche. The rear door electric motors, which Intier was directed to use by General Motors, are manufactured by Siemens and form part of a power rear door window regulator supplied by Intier to General Motors for those vehicles. Although the damages in the complaint are unspecific, General Motors has previously claimed that the warranty and future recall costs could be up to $42 million. Based on its investigations to date, Intier believes that it has substantial defences for this claim and that any liability it may become subject to, if it is established that the rear door motor is defective, will likely be recoverable from Siemens, although Intier cannot provide any assurance that this will be the case.

OTHER

In the ordinary course of business activities, we may be contingently liable for litigation and claims with our customers, suppliers and employees. Our management believes that adequate provisions are recorded in the accounts where required and when estimable. However, there can be no assurance that we will not incur additional expense.

ITEM 11.  INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Reference is made to the section entitled, "Interests of Management and Other Insiders in Certain Transactions" in our Management Information Circular/Proxy Statement dated March 29, 2004 for our annual meeting of shareholders held on May 6, 2004, which is incorporated by reference into this Annual Information Form.

ITEM 12.  TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Class A Subordinate Voting Shares and our Class B Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for our Class A Subordinate Voting Shares in the United States is Computershare Trust Company, Inc., at its offices in Golden, Colorado.

ITEM 13.  ADDITIONAL INFORMATION

Our Management Information Circular/Proxy Statement dated March 29, 2004 contains the following additional information about us:

o our directors' and executive officers' compensation and indebtedness; ! our voting securities and their principal holders;

o    our Audit Committee and its report;

o    our Corporate Governance and Compensation Committee and its report; and

o    our statement of corporate governance practices.

Additional financial information about us is provided in our consolidated financial statements as at and for the three-year period ended December 31, 2003. These documents and additional information about us may be found on SEDAR, at www.sedar.com.

Any person may obtain copies of the following documents upon request from our Secretary, c/o Magna International Inc., 337 Magna Drive, Aurora, Ontario, L4G 7K1:

(a) when our securities are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of our securities,

     (i)  one copy of this Annual Information Form;


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


     (ii) one copy of our Annual Report to Shareholders for the year ended December 31, 2003, which contains the following items:

          - the "Management's Discussion and Analysis of Results of Operations and Financial Position", which is the only item incorporated by reference into this Annual Information Form; and

          - our financial statements as at and for the three-year period ended December 31, 2003;

    (iii) one copy of any of our interim financial statements subsequent to the financial statements for our most recently completed financial year;

     (iv) one copy of our Management Information Circular/Proxy Statement dated March 29, 2004; and

     (v) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not provided under (i) to (iv) above; or

(b) at any other time, one copy of any of the documents referred to in (a)(i) to (iv) above, provided that we may require payment of a reasonable charge for such copy if the request is made by a person who is not one of our security holders.


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


                                   SCHEDULE A

                             PRINCIPAL SUBSIDIARIES

The following is a list of our principal subsidiaries as at January 3, 2004, which is the end of our 2003 taxation year, and their respective jurisdictions of incorporation. However, we use the current corporate names of these subsidiaries.

Parent/subsidiary relationships are identified by indentations. The list shows the percentages of the votes attached to all voting securities, and of each class of non-voting securities, owned by us or over which control or direction is exercised by us. Percentages represent the total equity interest in a subsidiary, which is not necessarily indicative of percentage voting control.

Subsidiaries not shown each represent less than 10% of our total consolidated revenues and total consolidated assets (although not all subsidiaries shown necessarily each represent more than 10% of our total consolidated assets and total consolidated sales) and, if considered in the aggregate as a single subsidiary, represent less than 20% of our total consolidated revenues and total consolidated assets.

                                                                                                   JURISDICTION OF
SUBSIDIARY                                                                  VOTING SECURITIES       INCORPORATION
---------------------------------------------------------------------------------------------------------------------
Cosma America Holdings Inc.                                                       100%                 Delaware
     Cosma International of America, Inc.                                         100%                 Michigan
         Vehma International of America, Inc.                                     100%                 Delaware
               Magna Steyr of America, Inc.                                       100%                 Delaware
                     Magna Steyr Powertrain of America, Inc.                      100%                 Delaware
         Dieomatic Incorporated                                                   100%                   Iowa
               Magna Donnelly Mirrors North America L.L.C.                        100%                 Delaware
Magna Structural Systems Inc.                                                     100%                 Ontario
Formex Automotive Industries, S.A. de C.V.                                        100%                  Mexico

Magna Steyr Investments S.A.                                                      100%                 Belgium
      Magna Steyr Metalforming AG                                                 100%                 Austria
         MI Real Estate St Valentin AG & Co. OEG                                  100%                 Austria
         Magna Steyr AG & Co. KG                                                  100%                 Austria
               Magna Steyr Powertrain AG & Co. KG                                 100%                 Austria
               Magna Steyr Fahrzeugtechnik AG & Co. KG                            100%                 Austria

Magna Donnelly Corporation                                                        100%                 Michigan
      Optera, Inc.                                                                100%                 Michigan
      Magna Donnelly Electronics, Inc.                                            100%                 Michigan
      Magna Donnelly Monterrey,  S.A. de C.V.                                     100%                  Mexico
      Magna Donnelly EuroGlas Systems, S.A.R.L.                                   100%                  France
      Magna Donnelly Electronics Naas Limited                                     100%                 Ireland
      Magna Donnelly Holding GmbH                                                 100%                 Germany
         Donnelly Hohe GmbH & Co. KG                                             66.67%                Germany

Bestop, Inc.                                                                     60% (1)               Delaware

New Magna Investments S.A.                                                        100%                 Belgium
      Magna International Stanztechnik GmbH                                       100%                 Germany
      Magna Presstec AG                                                           100%                 Austria
         Magna Cartech spol. s.r.o.                                               100%              Czech Republic
      Magna Auteca AG                                                             100%                 Austria
      Magna Reflex Holding GmbH                                                   100%                 Germany



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


                                                                                                   JURISDICTION OF
SUBSIDIARY                                                                  VOTING SECURITIES       INCORPORATION
---------------------------------------------------------------------------------------------------------------------
Decoma International Inc.                                                 57.4% Class A (2)(3)
                                                                           100% Class B (2)(3)         Ontario
     Decoma International Corp.                                                   100%                 Ontario
     Decoma U.S. Holdings Inc.                                                    100%                 Delaware
         Decoma U.K. Limited                                                      100%              United Kingdom
         Decoma International of America, Inc.                                    100%                 Delaware
               Lexamar Corporation                                                100%                 Delaware
               Decostar Industries Inc.                                           100%                 Delaware
               Decoma America Holdings Inc.                                       100%                 Delaware
               Norplas Industries Inc.                                            100%                 Delaware
               Conix Corporation                                                  100%                 Delaware
                       Nascote Industries, Inc.                                   100%                 Delaware
               Autosystems America Inc.                                           100%                 Delaware
               Decoma Systems Integration Group Inc.                              100%                 Delaware
               Modular Automotive Systems L.L.C.                                   40%                 Michigan
     Decoplas S.A. de C.V.                                                        100%                  Mexico
     Decoma Automotive Holding N.V.                                               100%                 Belgium
         Decoma Exterior Systems Holding (Germany) GmbH                           100%                 Germany
               Decoma Exterior Systems GmbH                                       100%                 Germany
               Decoma Germany GmbH                                                100%                 Germany
                       Decoma Exterior Systems U.K. Limited                       100%              United Kingdom
                       Decotrim Industries S.A.                                   100%                 Belgium
                       Belplas Industries N.V.                                    100%                 Belgium
               Decoma Decotech GmbH                                               100%                 Germany
               Decoma Exterior Systems (Poland) Sp.z.o.o.                         100%                  Poland
               HDO Galvano - und Oberflachentechnik GmbH                          100%                 Germany

Intier Automotive Inc.                                                       NIL Class A (2)
                                                                           100% Class B (2)(4)         Ontario
     Intier Automotive Closures Inc.                                              100%                 Ontario
     Intier Automotive of America, Inc.                                           100%                 Delaware
            Intier Automotive of America Holdings, Inc.                           100%                 Delaware
                Intier Automotive Seating of America, Inc.                        100%                 Delaware
            Intier Automotive Interiors of America, Inc.                          100%                 Delaware
     Intier Investments S.A.                                                      100%                 Belgium
            Intier Automotive Holding (Austria) GmbH                              100%                 Austria
                Intier Automotive Eybl GmbH                                       100%                 Austria
                      Intier  Automotive  Eybly GmbH  (Ebergassing) & Co           99%                 Austria
                      OHG
            Intier (Germany) Holding GmbH                                         100%                 Germany
                Intier Automotive (Eybl) Interiors GmbH                           100%                 Germany
                Intier Automotive (Eybl) Germany GmbH                             100%                 Germany
                Beteiligungsgesellschaft Intier Automotive mbH                    100%                 Germany
                      Intier Automotive Naher GmbH                                100%                 Germany
                Intier Automotive Seating (Germany) GmbH                          100%                 Germany
            Intier Automotive Holding (U.K.) Limited                              100%              United Kingdom
                Intier Automotive Interiors Limited                               100%              United Kingdom
                Intier Automotive Seating Limited                                 100%              United Kingdom
     Intier Automotive Closures S.p.A.                                             99%                  Italy

                                                                                                   JURISDICTION OF
SUBSIDIARY                                                                  VOTING SECURITIES       INCORPORATION
---------------------------------------------------------------------------------------------------------------------
Tesma International Inc.                                                     NIL Class A (2)
                                                                          100% Class B (2)(5)          Ontario
     2014332 Ontario Inc.                                                         100%                 Ontario
           Litens Automotive Partnership                                          76.8%                Ontario
             836112 Ontario Inc.                                                  100%                 Ontario
                 LATCO AG                                                         100%               Switzerland
                       Atech Vertriebs GmbH                                       100%                 Germany
                       Tendeco Sales Inc.                                         100%                 Delaware
                 Litens Automotive of America, Inc.                               100%                 Delaware
                 Litens Automotive do Brasil Ltda.                                100%                  Brazil
                 Litens Automotive (Korea) Inc.                                   100%               South Korea
                 Litens Automotive (Suzhou) Co., Ltd.                             100%                  China
                 Litens Holdings (Bermuda) Limited                                100%                 Bermuda
                       Litens Holdings Verwaltungs GmbH                           100%                 Germany
                       Litens Holdings GmbH & Co. KG                              100%                 Germany
                                    Litens Automotive GmbH                        100%                 Germany
                                    Litens Automotive s.r.l.                      100%                  Italy
           857531 Ontario Inc.                                                    100%                 Ontario
           Tesma International (Barbados) Inc.                                    100%                 Barbados
     Tesma International of America, Inc.                                         100%                 Delaware
     Tesma Europa GmbH                                                            100%                 Germany
     Tesma Motoren-und Getriebstechnik Ges.m.b.H.                                 100%                 Austria
     HAC Corporation                                                              100%               South Korea
     Eralmetall Verwaltungs GmbH                                                  100%                 Germany
     Eralmetall GmbH & Co. KG                                                     100%                 Germany
     STT Technologies Inc.                                                         75%                 Ontario
     Tesma Tec S.r.l                                                              100%                  Italy
     Tesma-Agla S.r.l.                                                             55%                  Italy

(1) The remaining voting securities owned by Decoma International of America, Inc.

(2) "Class A" means the Class A Subordinate Voting Shares of the named subsidiary, and "Class B" means the Class B Shares of the named subsidiary.

(3) Includes voting securities owned by 1265058 Ontario Inc., which is a wholly-owned subsidiary of ours.

(4) Includes voting securities owned by 893898 Ontario Inc., 989891 Ontario Inc. and 2004189 Ontario Inc., which are wholly-owned subsidiaries of ours.

(5) Includes voting securities owned by 1128969 Ontario Inc., which is a wholly-owned subsidiary of ours.


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